AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER dated as of April 6, 1999 (this "AGREEMENT") by and among SONIC AUTOMOTIVE, INC., a Delaware corporation (the "BUYER"), MANHATTAN AUTO, INC., a Delaware corporation ("MAI" or the "COMPANY"), JOSEPH HERSON, MOLLYE MILLS, JOHN JAFFE and RICHARD MILLS (collectively, the "SELLERS").

                              W I T N E S S E T H:

      WHEREAS, the Sellers own beneficially and, subject to the Voting Trust Agreement (as defined in Section 3.1), of record all of the issued and outstanding shares (the "SHARES") of common stock of MAI, no par value (the "MAI COMMON STOCK"), in the amounts set forth opposite their respective names on
Exhibit 3.1 hereto; and

      WHEREAS, contemporaneously with the execution of this Agreement, Buyer has entered into a Contract to Purchase and Sell Property with Marco LP ("MARCO") and its general partners (the "MARCO REAL PROPERTY PURCHASE AGREEMENT - Fairfax") whereby Buyer has agreed to buy and Marco LP has agreed to sell the property at which the Company conducts certain of its automobile dealership businesses; and

      WHEREAS, contemporaneously with the execution of this Agreement, Buyer has entered into a Contract to Purchase and Sell Property with OGTR II LP ("OGTR") and its general partners (the AOGTR REAL PROPERTY PURCHASE AGREEMENT," which shall sometimes be referred to herein, together with the Marco Real Property Purchase Agreement - Fairfax, as the "MANHATTAN REAL PROPERTY PURCHASE Agreements") whereby Buyer has agreed to buy and OGTR II LP has agreed to sell the property at which the Company conducts certain of its automobile dealership businesses; and

      WHEREAS, contemporaneously with the execution of this Agreement, the Buyer has entered into an Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT") with MIC, L.O.R., Inc., a Maryland corporation ("LOR"), Waldorf Automotive, Inc., a Maryland corporation ("WALDORF"), and the shareholders named therein with respect to the sale to the Buyer of certain automobile dealership assets; and

      WHEREAS, the consummation of the transactions contemplated by this Agreement is, to the extent described in Sections 7.15 and 8.8, subject to the consummation of the transactions contemplated by the Manhattan Real Property Purchase Agreements; and

      WHEREAS, the Buyer desires to acquire the Shares from the Sellers, and the Sellers are willing to transfer the Shares to the Buyer, upon the terms and conditions hereinafter set forth; and

      WHEREAS, the acquisition by the Buyer of the Shares is to be accomplished by the merger (the "MERGER") of the Company with and into one wholly-owned subsidiary of the Buyer
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(the "SUB"), to be formed by the Buyer prior to the consummation of the transactions contemplated hereby (the "CLOSING"), on the terms and subject to the conditions set forth herein.

      WHEREAS, although the transactions contemplated hereby are not subject to the consummation of the transactions contemplated by the Asset Purchase Agreement, the parties hereto nonetheless fully intend to and, to the extent practicable, will coordinate the consummation of the transactions contemplated hereby with the consummation of the transactions contemplated by the Asset Purchase Agreement in such a manner as to close both transactions on the same day.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and representations hereinafter stated, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1
                      THE MERGER & THE MERGER CONSIDERATION

      1.1 The Merger.

                  (a) Subject to the provisions of this Agreement and the Articles of Merger substantially in the form of Exhibit 1.1 attached hereto (the "ARTICLES OF MERGER"), upon the filing of the Articles of Merger in connection with the Closing the Company shall be merged with and into the Sub in accordance with the provisions of the Delaware General Corporation Law and the law of the jurisdiction of incorporation of the Sub (collectively, "MERGER LAW"), whereupon the existence of the Company shall cease and the Sub shall be the surviving corporation (the Sub and the Company are sometimes herein referred to as the "MERGING COMPANIES" and the Sub after the Merger is sometimes herein referred to as the "SURVIVING COMPANY").

                  (b) As soon as practicable after satisfaction of, or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Merging Companies shall execute and file the Articles of Merger with the Secretary of State of the State of Delaware in accordance with the Merger Law, and shall otherwise make all other filings or recordings required by the Merger Law in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with, and accepted by, the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

                  (c) At the Effective Time, the separate existence of the Company shall cease and the Company shall be merged with and into the Sub and the Sub shall be the Surviving Company, whose name thereafter shall be as designated by Buyer.

                  (d) From and after the Effective Time: (i) the Articles of Incorporation and the Bylaws of the Sub, both as in

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effect immediately prior to the Effective Time, shall be the Articles of
Incorporation and the Bylaws of the Surviving Company, until thereafter amended in accordance with applicable law; (ii) the directors of the Sub at the Effective Time shall become the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable law; and (iii) the officers of the Sub at the Effective Time shall become the initial officers of the Surviving Company, to serve at the pleasure of the boards of directors of the Surviving Company.

         (1) At the Effective Time, by virtue of the Merger and the applicable provisions of the Merger Law and without any further action on the part of the Merging Companies or on the part of the Company's shareholders:

                  (i) each share of common stock of the Sub outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Company; and

                  (ii) all of the Shares shall, automatically and without any action on the part of the Sellers, cease to be outstanding and shall be converted into the right to receive the Merger Consideration (as defined in Section 1.2(a) below) in accordance with the provisions of said Section 1.2. All Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Sellers holding Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with provisions of said
Section 1.2.

         (2) The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368(a) of the Code.

      1.2 The Merger Consideration.

            (a) THE MERGER CONSIDERATION. The consideration to be paid by the Buyer for the Shares pursuant to the Merger (the "MERGER CONSIDERATION") shall consist of the sum of (i) Ten Million Five Hundred Thousand Dollars ($10,500,000), plus (ii) the Net Book Value (as defined in Section 1.2(e)(i) below).

            (b) PAYMENT OF THE MERGER CONSIDERATION. Upon the terms and subject to the conditions hereof, the Merger Consideration shall be paid as follows:

                  (i)   Subject to Section 1.2(b)(ii), the Buyer shall:

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                        (A)   issue and deliver at Closing the Registered Common
Stock (as defined below), if any, OR the Restricted Common Stock (as defined below) in accordance with Sections 1.2(c) and 1.2(d), respectively; and

                        (B) satisfy and pay any Net Book Value Excess, or the Sellers shall satisfy and pay any Net Book Value Shortfall, in either case, in accordance with Section 1.2(e)(iii).

                  (ii) (A) At the Closing, Buyer shall place the Escrowed Shares into escrow with First Union National Bank or another escrow agent mutually acceptable to the parties hereto (the "ESCROW AGENT"), all in accordance with the escrow agreement in the form of Exhibit 1.2(b) hereto, with such other changes thereto as the Escrow Agent shall reasonably request (the "ESCROW AGREEMENT"). As used herein, the term "ESCROWED SHARES" shall mean: such number of whole shares of Nonmarket Protected Shares (as defined below) due to the Sellers hereunder, of which the Market Price (as defined in Section 1.2(c)) thereof as of the Closing Date equals One Million Dollars ($1,000,000) (plus the Market Price of any requisite fractional share). For purposes of this Agreement, a "BUSINESS DAY" is a day other than a Saturday, a Sunday or a day on which banks are required to be closed in the State of North Carolina.

                        (B) The term of the Escrow Agreement shall be for a period of ninety (90) days from the Closing Date (or such longer period of time as shall be necessary to complete the determination of Net Book Value pursuant to Section 1.2(e) below). If, as of the date which is ninety (90) days from the Closing Date (or such later date as shall be necessary to complete the determination of the Net Book Value pursuant to Section 1.2(e) below), the Buyer shall have made no claims in respect of any Net Book Value Shortfall (as defined in Section 1.2(e)(iii) below), the Buyer shall at such time execute a joint instruction with the Sellers pursuant to the Escrow Agreement to instruct the Escrow Agent to deliver all of the Escrowed Shares to the Sellers pursuant to the terms of the Escrow Agreement.

            (c) ISSUANCE OF REGISTERED COMMON STOCK. The Buyer will use its best reasonable efforts to deliver to the Sellers prior to the Closing a prospectus (a "PROSPECTUS") with respect to the Buyer's offer and sale to the Sellers of the Registered Common Stock to the Sellers no later than the thirtieth (30th) Business Day prior to the Closing Date. The Sellers shall provide Buyer with a notice (the "SELLERS' NOTICE") not sooner than twenty (20) Business Days after the receipt by the Sellers from the Buyer of the Prospectus, and not later than five (5) Business Days before the Closing Date. The Sellers' Notice shall indicate whether the Sellers desire to receive Registered Common Stock (as defined below) or Restricted Common Stock (as defined below). In the event that the Sellers' Notice provides for the issuance of shares of Registered Common Stock, the Buyer shall issue and deliver to the Sellers at the Closing, in the respective percentages set forth opposite their names on Exhibit 3.1, that number of whole shares

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

(the "REGISTERED COMMON STOCK") of Buyer's Class A Common Stock, par value $.01 per share (the "COMMON STOCK") with an aggregate Market Price (as of the Closing
Date) equal to Eighteen Million Dollars ($18,000,000). As used herein, the term "MARKET PRICE" shall mean the average of the daily closing prices on the New York Stock Exchange for one share of Common Stock for the twenty (20) consecutive trading days ending on the last trading day immediately prior to the date of determination. In lieu of the issuance of any fractional share of Common Stock under this Section, the Buyer shall pay to the Sellers in cash or by bank or cashier's check an amount equal to the Market Price of such share as of the date payment is due multiplied by the fraction of such share.

            (d) ALTERNATIVE ISSUANCE OF STOCK. In the event that: (i) Buyer shall fail, for any reason, to satisfy its "best reasonable efforts" obligation to deliver timely to the Sellers the Prospectus in accordance with Section 1.2(c), (ii) if the Sellers' Notice indicates the Sellers' preference for the issuance and delivery of Registered Common Stock and Buyer shall for any reason fail to deliver the Registered Common Stock to the Sellers at the Closing, or
(iii) if the Sellers' Notice indicates the Sellers' preference for the issuance and delivery of Restricted Common Stock then, in any such case, notwithstanding anything contained in Section 1.2(c) to the contrary, the Buyer shall issue and deliver to the Sellers at the Closing, in the respective percentages set forth opposite their names on Exhibit 3.1, that number of whole shares (the "RESTRICTED COMMON STOCK") of Common Stock with an aggregate Market Price (as of the Closing Date) equal to Eighteen Million Dollars ($18,000,000). Subject to the terms and conditions hereof, the issuance and delivery of such shares shall satisfy in full all of Buyer's obligations under Section 1.2(c). In lieu of the issuance of any fractional share of Common Stock under this Section, the Buyer shall pay to the Sellers in cash or by bank or cashier's check an amount equal to the Market Price of such share as of the date payment is due multiplied by the fraction of such share.

            (e)   ADJUSTMENT PROCEDURES.

                  (i) Not later than 60 days after the Closing Date, the Buyer will prepare and deliver to Joseph Herson (the "SELLERS' AGENT") an unaudited balance sheet (the "CLOSING BALANCE SHEET") of the Company as of the Closing Date, consisting of a computation of the net book value of the tangible assets (including without limitation receivables, security deposits and assets in respect of Taxes) of the Company (excluding the Distributed Assets, as defined in Section 1.7) as of the Closing Date, less the book value of the liabilities of the Company (excluding the Distributed Liabilities, as defined in Section 1.7) as of the Closing Date, all in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as provided below. The tangible net book value reflected on the Closing Balance Sheet is hereinafter called the "NET BOOK VALUE." The Closing Balance Sheet will be prepared in accordance with the following principles: (A) it will utilize the first in-first out (FIFO) method of inventory accounting; (B) the liabilities of the Company shall include any Tax liabilities associated with the conversion from the last in-first out (LIFO) method of accounting to the FIFO method of accounting; (C) there shall be included appropriate write-offs for doubtful accounts receivable and bad debts, to the extent not already reserved for in the listing of accounts receivable, and for damaged, spoiled or obsolete inventory;
(D) any receivables due the Company from any of the Sellers, any of the directors, officers, employees or Affiliates of the Company or any of the persons or entities contemplated by Section 7.8 shall be excluded as assets (except that any cash received contemporaneously with the Closing in satisfaction and payment of such receivables shall be included as assets); (E) the liabilities of the Company shall

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

include appropriate accruals for all Tax liabilities of the Company associated with the distribution of the Distributed Assets and Distributed Liabilities or the forgiveness of any of the Company's indebtedness or other liabilities or obligations owed to any of the persons or entities referred to in Section 7.8 of this Agreement; (F) any amounts loaned or contributed by the Company to the Leasing Subsidiary (as defined in Section 1.7) shall not be included as an asset; (G) all goodwill carried on the Company's books shall not be included as an asset; (H) the Inducement Fee will not be included as a liability of the Company; (I) any liability of the Company owed to any persons or entities contemplated by Section 7.8 which is satisfied in connection with the Closing shall not be included as a liability; and (J) the values of the following asset categories shall be calculated as follows:

                        (I) NEW VEHICLES. The value of the Company's untitled new 1999 and 1998 motor vehicles in stock and unsold as of the Closing Date (collectively, the "NEW VEHICLES") shall be the price at which the New Vehicle was invoiced to the Company by the applicable Manufacturer (as defined in Article 2), as adjusted pursuant to clauses (III) and (IV) below.

                        (II) DEMONSTRATORS. The value of the Company's untitled 1999 and 1998 motor vehicles in stock and unsold as of the Closing Date which are used in the ordinary course of business for the purpose of demonstration and that have, as of the Closing Date, 6,000 miles or less on its odometer (collectively, the "DEMONSTRATORS") shall be the price at which the Demonstrator was invoiced to the Company by the Manufacturer, as adjusted pursuant to clauses (III) and (IV) below, and as reduced by an amount equal to ten cents ($.10) multiplied by the total mileage on such odometer.

                        (III) ADJUSTMENT TO VALUE OF NEW VEHICLES AND DEMONSTRATORS. The value of each New Vehicle and each Demonstrator shall be: (I) increased by the dealer cost of any equipment and accessories which have been installed by the Company; and (II) decreased by (1) the dealer cost of any equipment and accessories which have been removed from such vehicles, (2) all paid or unpaid rebates, discounts, holdback for dealer account and other factory incentives to the extent not already deducted from dealer cost (including without limitation rebates applied for and paid but not earned, incentive monies claimed on pre-reported units and carryover allowances on 1998 models), and (3) refundable advertising allowances, if any.

                        (IV) DAMAGED NEW VEHICLES AND DEMONSTRATORS. If any New Vehicles or Demonstrators shall have suffered any damage on or prior to the Closing Date, the Sellers and the Buyer will attempt to agree on the cost to cover reasonably required repairs prior to sale, which amount shall be deducted from the value of such New Vehicle or Demonstrator to the extent not repaired prior to Closing. With respect to any New Vehicle or Demonstrator which shall have been damaged and repaired prior to the Closing Date, the Sellers and the Buyer will attempt to agree on an adjustment to the price to reflect the decrease, if any, in the wholesale value of such New Vehicle or Demonstrator resulting from such damage and repair, which amount shall be deducted from the value of such New Vehicle or Demonstrator. In the event the Buyer and the Sellers cannot agree on the cost of repairs, the amount of reduction or such adjustment, the Closing Balance Sheet shall allocate no value to such damaged New Vehicle or Demonstrator, and the Sellers may divest any such damaged New Vehicle or Demonstrator prior to Closing in accordance with Section 1.7.

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

                        (V) USED VEHICLES. The value of each motor vehicle owned by the Company that is not a New Vehicle or a Demonstrator as of the Closing Date shall be equal to a value mutually agreed upon by Buyer and the Sellers. In the event the Buyer and the Sellers cannot agree upon a price, the Closing Balance Sheet shall allocate no value to such motor vehicle, and the Sellers may divest any such motor vehicle prior to Closing in accordance with
Section 1.7.

                        (VI) INVENTORY. The Buyer and the Sellers shall engage a mutually acceptable third party engaged in the business of appraising, valuing and preparing inventories for automobile dealerships (hereinafter referred to as the "INVENTORY SERVICE") to prepare an inventory list (the "INVENTORY") of the parts and accessories, as well as the Miscellaneous Inventories, owned by the Company. The Inventory (insofar as it relates to parts and accessories) shall be posted to each Manufacturer's approved system of inventory control. The Inventory shall be completed as of the Closing Date. The Inventory shall identify each part and accessory and its purchase price. The cost of the Inventory shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand, and paid at or promptly after the Closing.

                              (1) RETURNABLE AND NON-RETURNABLE PARTS AND
ACCESSORIES. The Inventory shall classify parts and accessories as "returnable" or "nonreturnable." For purposes of this Agreement, the terms "returnable parts" and "returnable accessories" shall describe and include only those new parts and new accessories for vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices, or other applicable similar price lists, of the Manufacturer (as defined in Article 2) with supplements or the equivalent in effect as of the Closing Date (the "MASTER PRICE LIST"), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List or in the most recent applicable price list. All parts and accessories listed (coded) in the Master Price List as non-returnable to the Manufacturer shall be classified as "nonreturnable." The value of each "returnable part" and "returnable accessory" will be the price listed in the Master Price List. The value of each "nonreturnable" part and accessory, of which type the Company has made no sales during the ninety (90) day period prior to the Closing Date, shall be sixty percent (60%) of the price listed therefor in the Master Price List. The value of each Anonreturnable" part and accessory, of which type the Company has made retail sales to one or more customers during the ninety (90) day period prior to the Closing Date, shall be one hundred percent (100%) of the price therefor listed in the Master Price List. The value of all "Jobber" and/or "NPN" parts shall be equal to the Company's original cost of such parts. The value of all nuts, bolts and any other parts not addressed in this Section shall equal the fair market value thereof as determined by the Inventory Service. The Closing Balance Sheet shall allocate no value to any damaged parts or accessories, parts and accessories with component parts missing, superseded or obsolete parts or accessories, or used parts or accessories, and the Sellers may

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divest any such parts or accessories prior to Closing in accordance with Section
1.7.

                              (2) MISCELLANEOUS INVENTORIES. "MISCELLANEOUS
INVENTORIES" shall include all useable gas, oil and grease, all undercoat material and body materials in unopened cans and such other miscellaneous useable and saleable articles in unbroken lots (including office supplies) which are owned by the Company on the Closing Date provided that Miscellaneous Inventories shall not include any miscellaneous inventories which represent more than a sixty (60) day supply of any particular item(s). The value of the Miscellaneous Inventories shall be equal to the replacement cost of the Miscellaneous Inventories as determined by the Inventory Service and set forth on the Inventory. The Closing Balance Sheet shall allocate no value to any miscellaneous items that are not included in the Miscellaneous Inventories, and the Sellers may divest any such miscellaneous items prior to Closing in accordance with Section 1.7.

                        (VII) WORK IN PROGRESS. The value of any repair orders which are in process at the close of business on the Closing Date shall be the Company's actual cost for parts and labor for such orders as the Company shall have performed prior to the Closing Date.

                        (VIII) FIXTURES AND EQUIPMENT. The value of all fixtures, machinery, equipment (including special tools and shop equipment), furniture, leasehold improvements and all signs and office equipment owned by the Company shall be the Company's depreciated book value thereof; provided, however, that all leasehold improvements subject to the Renovations (as defined in Section 11.2(a)) shall be valued at an amount equal to the costs incurred and paid by Seller in connection with the Renovations in accordance with Section
11.2 prior to the Closing Date without any adjustment for depreciation.

                  (ii) If within 30 days following delivery of the Closing Balance Sheet (or the next Business Day if such 30th day is not a Business Day), the Sellers' Agent has not given the Buyer notice of the Sellers' objection to the computation of the Net Book Value as set forth in the Closing Balance Sheet (such notice to contain a statement in reasonable detail of the nature of the Sellers' objection), then the Net Book Value reflected in the Closing Balance Sheet will be deemed mutually agreed by the Buyer and the Sellers. If the Sellers' Agent shall have given such notice of objection in a timely manner, then the issues in dispute will be submitted to a "Big Five" accounting firm not in the employ of Buyer or Seller and mutually acceptable to the Buyer and the Sellers' Agent (the "ACCOUNTANTS") for resolution. If issues in dispute are submitted to the Accountants for resolution: (A) each party will furnish to the Accountants such work papers and other documents and information relating to the


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disputed issues as the Accountants may request and are available to the party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (B) the Accountants will be instructed to determine the Net Book Value in accordance with the terms hereof based upon their resolution of the issues in dispute as soon as reasonably practicable; (C) such determination by the Accountants of the Net Book Value, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (D) the Buyer and the Sellers shall each bear 50% of the fees and expenses of the Accountants for such determination.

                  (iii) To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is greater than Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "ESTIMATED NET BOOK VALUE"), the Buyer shall be obligated to pay the amount of such excess, together with interest on the amount of such excess at the Buyer's floor plan financing rate from time to time in effect (the "INTEREST RATE") from the Closing Date to the date of such payment, promptly to the Sellers (such excess together with such interest being referred to as the "NET BOOK VALUE EXCESS"). If the Buyer issued to the Sellers Registered Common Stock under Section 1.2(c) and if the Acquisition Shelf Registration Statement (as defined below) is then current, the payment of the Net Book Value Excess shall be made through the issuance and delivery of additional shares of Common Stock with an aggregate value equal to the Net Book Value Excess, the offer and sale of which shall be registered under the Acquisition Shelf Registration Statement in accordance with Section 1.8, and such shares shall be considered Registered Common Stock under the terms hereof. If the Buyer issued to the Sellers Registered Common Stock under Section 1.2(c) but the Acquisition Shelf Registration Statement is not then current, the payment of the Net Book Value Excess shall be made in immediately available funds by check, bank or cashier's, or wire transfer. If the Buyer issued to the Sellers Restricted Common Stock under Section 1.2(d), the payment of the Net Book Value Excess shall be made through the issuance and delivery of additional whole shares of Common Stock with an aggregate value equal to the Net Book Value Excess, and such shares shall be considered Restricted Common Stock under the terms hereof. To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is less than the Estimated Net Book Value, the Sellers shall be obligated, jointly and severally, to pay the amount of such shortfall, together with interest on the amount of such shortfall at the Interest Rate from the Closing Date to the date of such payment promptly to the Buyer (such shortfall together with such interest being referred to as the "NET BOOK VALUE SHORTFALL"). In furtherance of such

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obligation of the Sellers, the parties shall execute and deliver to the Escrow
Agent a joint instruction to deliver some or all whole Escrowed Shares to the Buyer in accordance with Section 5 of the Escrow Agreement. To the extent that the Net Book Value Shortfall exceeds the value of the Escrowed Shares, the Sellers shall be obligated, jointly and severally, to pay in cash or by wire transfer and/or by return of Registered Common Stock or Restricted Common Stock the amount of such excess promptly to the Buyer. In lieu of the issuance of any fractional share of Common Stock under this Section, the Buyer shall pay to the Sellers in cash or by bank or cashier's check an amount equal to the Market Price of such share as of the date payment is due multiplied by the fraction of such share. For purposes of this Section 1.2(e)(iii), the value of a share of Common Stock shall be the Market Price as of the date of such payment.

            (f)   MARKET PROTECTION FOR SONIC COMMON SHARES.

                  (2) As used herein, the term "CLOSING DATE MARKET PRICE" shall mean the Market Price as of the Closing Date. As used herein, the term "RESTRICTIVE PERIOD MARKET PRICE" shall mean the Market Price, as determined as of the later of (A) the first trading day after the date of the expiration of the Restrictive Period and (B) the first trading day after the date on which Sellers are first able to utilize a prospectus supplement to the Acquisition Shelf Registration Statement or the S-3 Registration Statement for resales. As used herein, the term "MARKET PROTECTED SHARES" shall mean all Sonic Common Shares issued and delivered hereunder to the Sellers except for that number of whole (plus any requisite fractional share) Sonic Common Shares which are issued and delivered hereunder to the Sellers with an aggregate Market Price, as of the Closing Date, equal to Two Million Dollars ($2,000,000). As used herein, the term "NONMARKET PROTECTED SHARES" shall mean all Sonic Common Shares issued hereunder other than the Market Protected Shares.

                  (ii) In the event that the Restrictive Period Market Price is less than the Closing Date Market Price, then Buyer shall pay to the Sellers, in the respective percentages set forth opposite their names on Exhibit 3.1, no later than the third Business Day after the date the Restrictive Period Market Price may be determined, an amount equal to the number of Market Protected Shares issued hereunder and then held by them multiplied by the difference between the Restrictive Period Market Price and the Closing Date Market Price. If Registered Common Shares were issued to the Sellers at the Closing and if the Acquisition Shelf Registration Statement is then current and effective in accordance with Section 1.8 (including Section 1.8(a)(ii)), such payment shall be made through the issuance and delivery of additional whole shares of Common Stock with an aggregate Restrictive Period Market Price equal to the amount due under this Section 1.2(f)(ii), and the offer and resale of such

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shares of Common Stock shall be registered under the Acquisition Shelf
Registration Statement in accordance with Section 1.8. Such shares shall be considered Registered Common Stock under the terms hereof. If the Acquisition Shelf Registration Statement is not then current and effective in accordance with Section 1.8 (including Section 1.8(a)(ii)), such payment shall be made in immediately available funds by bank or cashier's check or wire transfer. Any fractional share amount shall be paid by bank or cashier's check or wire transfer. Notwithstanding anything contained in this Section 1.2(f)(ii) to the contrary, in the event that Sonic Common Shares are redeemed pursuant to Section 1.2(f)(iv), no payment shall be made under this Section 1.2(f)(ii).

                  (iii) In the event that the Restrictive Period Market Price exceeds the Closing Date Market Price, then the Sellers shall return to Buyer, no later than the third Business Day after the date the Restrictive Period Market Price may be determined, pro rata according to their respective amounts set forth opposite their names on Exhibit 3.1 hereto, an aggregate amount of whole Sonic Common Shares with an aggregate Restrictive Period Market Price equal to the number of Market Protected Shares issued hereunder and then held by the Sellers multiplied by the difference between the Closing Date Market Price and the Restrictive Period Market Price. Any fractional share amount shall be paid by bank or cashier's check or wire transfer. Notwithstanding anything contained in this Section 1.2(f)(iii) to the contrary, in the event that Sonic Common Shares are redeemed pursuant to Section 1.2(f)(iv), no payment shall be made under this Section 1.2(f)(iii).

            (iv) Notwithstanding any other provision of this Agreement, if on or prior to the ninetieth (90th) day after the Restrictive Period Expiration Date all steps on the part of Buyer necessary to register the resale of all Sonic Common Shares by Sellers shall not have been taken (including, without limitation the filing of the Acquisition Shelf Registration Statement and/or the S-3 Registration Statement together with the appropriate S-3 Resale Prospectus and/or the Resale Prospectus (as hereinafter defined)), the Buyer shall, as and to the extent permitted by the Delaware General Corporation Law, immediately redeem all of the Sonic Common Shares issued hereunder and then held by the Sellers and deliver to the Sellers therefor, in immediately available funds by bank or cashier's check or wire transfer, an amount equal to (A) the aggregate Market Price, as of the Closing Date, of all such Market Protected Shares plus
(B) the aggregate Market Price, as of the date of redemption, of all such Nonmarket Protected Shares, together, in either case, with any accrued and unpaid interest thereon required under Section 1.8(b)(i). Any such payment shall be made to the Sellers in the respective percentages set forth opposite their names on Exhibit 3.1. In such an event, Sellers shall deliver to Buyer certificates representing such Sonic Common Shares, duly endorsed for transfer to Buyer or accompanied by appropriate stock powers and vesting unto Buyer good and marketable title to all of such shares, free and clear of any and all Encumbrances. In addition, in such event, the Sellers and Buyer shall take such steps as are necessary to release the Escrowed Shares to Buyer.

              1.3 Delivery of the Shares.

                  (a) At the Closing, each Seller shall deliver to the Buyer a certificate or certificates representing the number of Shares owned beneficially or of record by such Seller, duly endorsed in blank or with a fully executed stock power attached, all in proper form for transfer with all transfer taxes, if any, paid by such Seller. If such certificate or certificates cannot, after a diligent search, be located, in lieu of such certificate or certificates, such Seller shall provide an affidavit of lost certificate and indemnity in a form reasonably satisfactory to the Buyer. Upon such surrender by all the Sellers, the Sellers shall be entitled to the Merger Consideration, as more fully provided in Section 1.2 above. Until surrendered in accordance with Section 1.3, each such certificate for Shares shall be deemed for all purposes to evidence only the right to receive the Merger Consideration payable pursuant to Section
1.2 (subject to any taxes required to be withheld).

                  (b) The Shares shall be delivered to the Buyer free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights, options, warrants or restrictions or claims of any kind, nature or description (collectively, "ENCUMBRANCES").

              1.4 Non-Competition Agreements; Employment Agreement AND TERMINATION AGREEMENT

                  (1) At the Closing, each of the Sellers (other than Richard Mills) will enter into a non-competition agreement with the Buyer and the Sub substantially in the form of Exhibit 1.4(a) hereto (the "NON-COMPETITION AGREEMENT"). The amount of the Merger Consideration allocated to the Non-Competition Agreement shall be Ten Thousand Dollars ($10,000).

                  (c) At the Closing, the Buyer and John Jaffe will enter into an employment agreement substantially in the form of Exhibit 1.4(b) hereto (the "EMPLOYMENT AGREEMENT").

                  (c) The Sellers shall cause the Company and each of Marco LP and OGTR II to execute and deliver to Buyer at Closing a termination agreement, in recordable form, of the leases with respect to the Leased Premises (as defined in Section 3.16(b)). The Sellers will record, at their expense, such termination agreements where appropriate promptly after Closing.

              1.5 The Sellers' Covenant to Close. The Sellers further covenant and agree to vote all of the Shares held by them in favor of the Merger, and otherwise to take all officer, director, or shareholder actions necessary to cause the Company to adopt, approve and consummate, the Merger.

              1.6 [INTENTIONALLY DELETED]

              1.7 Certain Divestitures Prior to Closing. Prior to the Closing, the Company will distribute to its stockholders or otherwise divest itself of the stock of BMW of Fairfax Leasing, Inc., a Virginia corporation and a wholly-owned subsidiary of Seller (the "LEASING SUBSIDIARY"), together with certain other assets, as more fully described on Exhibit 1.7 hereto (collectively, the "DISTRIBUTED ASSETS"). In connection with such distribution, the Company shall also distribute to its stockholders or otherwise divest itself of certain liabilities, also as more fully described on Exhibit 1.7 hereto (collectively, the "DISTRIBUTED LIABILITIES"). The term "DISTRIBUTED ASSETS" shall also include any divested New Vehicles, Demonstrators, Used Vehicles, parts and accessories, or Miscellaneous Inventories, as contemplated by Section 1.2(e)(i) above.

              1.8 Additional Terms Relating to the Issuance of Common Stock.

                  (a) ISSUANCE UNDER SECTION 1.2(C). In the event that Buyer issues and delivers Registered Common Stock to the Sellers hereunder, the parties agree as follows:

                      (i) ACQUISITION SHELF REGISTRATION STATEMENT. The offer and sale of the Registered Common Stock by the Buyer shall be registered under an effective registration statement on Form S-4 (the "ACQUISITION SHELF REGISTRATION STATEMENT") filed by the Buyer with the Securities and Exchange Commission (the "SEC").

                      (ii) PROSPECTUS SUPPLEMENT. To the extent required by law, the Buyer shall prepare as soon as reasonably practicable after the issuance of such shares a prospectus supplement or post-effective amendment to the Acquisition Shelf Registration Statement that would permit the offer and resale of the Registered Common Stock from time to time by the Sellers after the Restrictive Period. Promptly after Buyer has prepared such supplement or amendment, Buyer will provide the Sellers with notice thereof.

                      (iii) LISTING. The Buyer shall cause the Registered Common Stock to be listed for trading on the New York Stock Exchange prior to the termination of the Restrictive Period.

                      (iv) CURRENCY OF SHELF. The Buyer shall maintain the effectiveness of the Acquisition Shelf Registration Statement for the resale of the Registered Common Stock and maintain a current resale prospectus to permit the resale of the Registered Common Stock until all of the shares of Registered Common Stock that remain unsold may be sold by the Sellers without restriction pursuant to clause (d) of Rule 145 or any successor regulation thereto ("RULE 145"), promulgated by the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT"). So long as the Acquisition Shelf Registration Statement is effective, the Sellers agree that they shall effect each resale of Registered Common Stock only as permitted by Rule 145(d) or pursuant to a current prospectus or supplements thereto that is a part of the Acquisition Shelf Registration Statement (the "RESALE PROSPECTUS") with respect to which the Buyer, for each such resale, has granted its prior consent to the use thereof.

                  (b) ISSUANCE UNDER SECTION 1.2(d). In the event that Buyer issues and delivers Restricted Common Stock to the Sellers hereunder, the parties agree as follows:

                      (i) S-3 REGISTRATION STATEMENT. The Buyer shall use its best reasonable efforts to register the resale of the Restricted Common Stock pursuant to a registration statement on Form S-3 (the "S-3 REGISTRATION Statement") effective as of the first Business Day after the expiration of the Restrictive Period (the "RESTRICTIVE PERIOD EXPIRATION DATE") or as soon thereafter as reasonably practicable. Promptly after the S-3 Registration Statement becomes effective, Buyer shall notify the Seller thereof. In the event that the S-3 Registration Statement shall not be effective as of the Restrictive Period Expiration Date, the Buyer shall be obligated to pay to the Sellers, during the period commencing upon the Restrictive Period Expiration Date and ending upon the date the S-3 Registration Statement becomes effective and an S-3 Resale Prospectus (as hereinafter defined) is current and effective, interest in the amount of the Interest Rate upon (A) the aggregate Market Price, as of the Closing Date, of the Market Protected Shares issued hereunder and then held by the Sellers and (B) the aggregate Market Price, as of the Restrictive Period Expiration Date, of the Nonmarket Protected Shares issued hereunder and then held by the Sellers. Any such interest payments shall be made to the Sellers in the respective percentages set forth opposite their names on Exhibit 3.1. Any such interest payments shall be made monthly in arrears and shall be paid, with respect to any calendar month, no later than the fifth Business Day of the following calendar month.

                      (ii) LISTING. The Buyer shall cause the Restricted Common Stock to be listed for trading on the New York Stock Exchange prior to the termination of the Restrictive Period.

                      (iii) CURRENCY OF S-3 REGISTRATION STATEMENT. The Buyer shall maintain the effectiveness of the S-3 Registration Statement for the resale of the Restricted Common Stock and maintain a current resale prospectus to permit the resale of the Restricted Common Stock until all of the Restricted Common Stock that remains unsold may be sold by the Sellers without restriction pursuant to clause (k) of Rule 144, or any successor regulation thereto. So long as the S-3 Registration Statement is effective, the Sellers agree that they shall effect each resale of Restricted Common Stock only as permitted by Rule 144 or any successor regulation thereto ("RULE 144"), promulgated by the SEC under the Securities Act, or pursuant to a current prospectus or supplements thereto that is a part of the S-3 Registration Statement (the "S-3 RESALE PROSPECTUS") with respect to which the Buyer, for each such resale, has granted its prior consent to the use thereof.

                  (c) ADDITIONAL SELLERS' OBLIGATIONS. The Sellers agree and acknowledge, with regard to the offer or resale by either of them of any shares of Common Stock issued to them hereunder (as used herein the term "SONIC COMMON SHARES" shall refer to such shares), that:

                      (i) any offering of any of the Sonic Common Shares under the Resale Prospectus or under the S-3 Resale Prospectus by a Seller will be effected in an orderly manner through one or more of three (3) reputable securities dealers (including, unless otherwise indicated by Buyer, Merrill Lynch & Co., BancBoston Robertson Stephens and Stephens, Inc.), acting as broker or dealer, selected by the Buyer in its sole discretion (each a "DESIGNATED BROKER");

                      (ii) if requested by the Buyer, in connection with a resale of Sonic Common Shares under the Acquisition Shelf Registration Statement or the S-3 Registration Statement, the Sellers will enter into one or more custody agreements with one or more banks with respect to such Sonic Common Shares so that all such Sonic Common Shares are held in the custody of such bank or banks provided however that any Sonic Common Shares not sold pursuant to the Acquisition Shelf Registration Statement or the S-3 Registration Statement shall be released from custody on request of the Sellers;

                      (iii) each Seller will make resales of Registered Common Stock only by one or more methods described in the Resale Prospectus (including resales pursuant to Rule 144 or Rule 145, as applicable, as appropriately supplemented or amended when required; and each Seller will make resales of Restricted Common Stock only by one or more methods described in the S-3 Resale Prospectus (including resales pursuant to Rules 145 or 144, as applicable, as appropriately supplemented or amended when required;

                      (iv) since the Sonic Common Shares may be subject to restrictions on resale under Rules 144 or 145, as applicable, the certificates representing the Sonic Common Shares will be issued by the Buyer to the Sellers with such legends as the Buyer may reasonably require until such Sonic Common Shares are offered pursuant to the foregoing terms under the Resale Prospectus, the S-3 Resale Prospectus or pursuant to Rules 144 or 145, as applicable, at which time such certificates shall be tendered to the Buyer by the Sellers and a new certificate or certificates without legends shall be issued by the Buyer to the Designated Broker in order to settle any resales by the Sellers;

                      (v) the Sellers shall provide the Buyer, in writing, with all information concerning the Sellers and their resale of the Sonic Common Shares as may be reasonably requested by the Buyer in order to comply with the Securities Act, and the Sellers shall indemnify the Buyer for any liabilities (the "SELLERS' LIABILITIES") arising under the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or any state securities or blue sky laws resulting from any material misstatements in, or omissions of material information from, such information provided by the Sellers to the Buyer pursuant to this clause (E); and

                      (vi) the Sellers shall pay the commissions or fees of the Designated Brokers in connection with the resale of the Sonic Common Shares, and Buyer shall pay all fees related to the registration, listing and maintaining the registered status of the Sonic Common Shares and the fees and expenses of the custodial bank or banks holding such Sonic Common Shares, if applicable.

                  (d) ADDITIONAL BUYER OBLIGATIONS. The Buyer agrees that:

                      (i) the Buyer shall pay all expenses, including legal and accounting fees, in connection with the preparation, filing and maintenance of, as applicable, the Acquisition Shelf Registration Statement, the S-3 Registration Statement (including any amendments to either Registration Statement), the Resale Prospectus, the S-3 Resale Prospectus (including any supplements to either Prospectus), the issuance of certificates representing the Sonic Common Shares and other expenses incurred by the Buyer in meeting its obligations set forth in Sections 1.2 and 1.8; and

                      (ii) the Buyer shall indemnify the Sellers for any liabilities arising under the Securities Act, the Exchange Act, or any state securities or blue sky laws resulting from any material misstatements in, or omissions of material information from, the Resale Prospectus, the S-3 Resale Prospectus, the Acquisition Shelf Registration Statement and the S-3 Registration Statement, including the information incorporated by reference therein, except for the Sellers' Liabilities.

                  (e) NO INJUNCTION. Notwithstanding any provision of this Agreement to the contrary, the Sellers shall not have any right to take any action (and the Sellers hereby agree that none of them shall take any action) to restrain, enjoin or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Agreement. Nothing contained in this Section 1.2(e) shall prevent the Sellers from making a claim for monetary relief.

                  (f) RESTRICTIVE PERIOD. The Sellers shall not offer, sell or otherwise dispose of, or contract to sell or dispose of, any of the Sonic Common Shares for a period of one hundred eighty (180) days after the Closing Date (the "RESTRICTIVE PERIOD"); provided, however, that each Seller may transfer his or her Sonic Common Shares during the Restrictive Period: (A) to his or her spouse or issue or to a trust for the benefit of his or her spouse or issue or (B) in connection with his or her death; provided, further, that in the event of any such transfer contemplated by clause (A) or (B) above, such Sonic Common Shares shall remain subject to the restrictions on transfer in this Section 1.8(f).

              1.9 [Intentionally Deleted]

              1.10 Inducement Fee. As an inducement to the Buyer to negotiate and enter into this Agreement and to undertake the further cost and expense of conducting its due diligence investigation and preparing to satisfy its obligations at Closing, the Sellers hereby agree to cause the Company to pay to the Buyer not later than nine (9) months after the date hereof, the sum of $1,500,000 (the "INDUCEMENT Fee"). The Inducement Fee will be included in the liabilities of the Company and will become an obligation of any person or entity (including any holder of a right of first refusal, preemptive right or other similar right, with respect to any of the assets of the Company or the Shares) who purchases the assets of the Company or the Shares, or any portion thereof, as a result of the execution and delivery by Sellers of this Agreement. This
Section 1.10 shall survive the termination hereof except that the Inducement Fee will be canceled if this Agreement is terminated for any reason other than the exercise of a right of first refusal, preemptive right or other similar right, by an applicable automobile manufacturer or distributor or any person or entity claiming by, through or under it.


                                    ARTICLE 2
                                     CLOSING

      The Closing shall take place at the offices of Seller's counsel in Washington, D.C., at 9:30 a.m., local time, on the Closing Date. The Closing Date shall be the date designated by the Buyer, which date shall be as soon as reasonably practicable after: (a) the receipt by Buyer of the approval of BMW of North America, Inc. (the "MANUFACTURER") contemplated in Section 7.10; (b) the satisfaction of the conditions set forth in Section 7.14; and (c) the completion of the audited financial statements contemplated in Section 7.13. In no event shall the Closing Date be later than the sixtieth (60th) day after the date hereof (the "CLOSING DATE DEADLINE"); PROVIDED, HOWEVER, if, as of the Closing Date Deadline, (x) the Buyer shall not have obtained such approvals under
Section 7.10, (y) the conditions set forth in Section 7.14 shall not have been satisfied; and/or (z) such audited financial statements shall not have been completed, either Seller or the Buyer may elect to extend the Closing Date Deadline for up to an additional sixty (60) days. The date upon which the Closing shall take place is hereinafter called the "CLOSING DATE."

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each of the Sellers, jointly and severally, hereby represents and warrants to the Buyer, as follows:

              1.11 Ownership of Shares. Each Seller beneficially owns the number of Shares set forth opposite such Seller's name on Exhibit 3.1 hereto. Each Seller owns of record, subject to the terms of that certain Voting Trust Agreement dated as of December 15, 1984 among Joseph Herson, Mollye Mills, John Jaffe and Richard Mills (the "VOTING TRUST AGREEMENT"), the number of Shares set forth opposite such Seller's name on Exhibit 3.1 hereto. Each Seller has, subject to the Voting Trust Agreement, good and valid title to the Shares to be sold by such Seller hereunder, free and clear of all Encumbrances. Each Seller will have, at the time of the Closing, good and valid title to the Shares to be sold by such Seller hereunder, free and clear of all Encumbrances.

              1.12 The Sellers' Power and Authority; Consents and Approvals.

                  (1) Each Seller has full capacity, right, power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by each Seller in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform his or her obligations hereunder and thereunder.

                  (2) Except as set forth on Schedule 3.2(b) hereto, or as specifically contemplated hereby, no authorization, approval or consent of, or notice to or filing or registration with, any governmental agency or body, or any other third party, is required in connection with the execution and delivery by each Seller and by the Company of this Agreement and the other agreements, documents and instruments to be executed and delivered by each Seller or the Company in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by each Seller and the Company of his, her or its obligations hereunder and thereunder.

                  (c) Each Seller understands that the Restricted Common Stock, if any, will not be registered, except for resales as expressly contemplated hereby, under the Securities Act or applicable state securities laws on the basis that the sale provided for in this Agreement and the issuance of such Restricted Common Stock hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Buyer's reliance on such exemption is predicated on the representations and warranties of such Seller.

                  (d) The Restricted Common Stock, if any, is being acquired for the account of each Seller for the purposes of investment and not with a view to the distribution thereof, as those terms are used in the Securities Act and the rules and regulations promulgated thereunder.

                  (e) Each Seller is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; and each Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of acquiring the Restricted Common Stock; each Seller has delivered to the Buyer an Investor Qualification Questionnaire with respect to such Seller's status as an "accredited investor."

                  (f) Each Seller has received copies of: (i) the Prospectus dated November 10, 1997; (ii) the Form 10-K filing of Buyer for the year ended December 31, 1997 (without exhibits); (iii) the Form 10-Q filings of Buyer for the first, second and third quarters of 1998 (without exhibits); (iv) the Form 8-K filings of Buyer filed March 24, 1998 and July 9, 1998 (without exhibits); and has been furnished such other information, and has had an opportunity to ask such questions and have them answered by the Buyer, as he or she has deemed necessary in order to make an informed investment decision with respect to the acquisition of the Restricted Common Stock.

                  (g) Each Seller understands, and has the financial capability of assuming, the economic risk of an investment in the Restricted Common Stock for an indefinite period of time.

                  (h) Each Seller has been advised that such Seller will not be able to sell, pledge or otherwise dispose of the Restricted Common Stock, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws, and that the provisions of Rule 144 or 145, permitting routine sales of securities of certain issuers subject to the terms and conditions thereof, may not currently be available to such Seller with respect to the Restricted Common Stock.

                  (i) Each Seller has, to the extent such Seller has deemed necessary, consulted with his or her own investment advisors, legal counsel and tax advisors regarding an investment in the Restricted Common Stock.

                  (j) Each Seller acknowledges that, except as set forth in this Agreement, the Buyer is not under any obligation (i) to register the Restricted Common Stock, or (ii) to furnish any information or to take any other action to assist the Sellers in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Restricted Common Stock by the undersigned in the future.

              1.13 Execution and Enforceability. This Agreement and the other agreements, documents and instruments to be executed by the Sellers in connection herewith, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized, executed and delivered by each Seller and constitute, and the other agreements, documents and instruments contemplated hereby, when executed and delivered by each Seller, shall constitute, the legal, valid and binding obligations of each Seller, enforceable against each such Seller in accordance with their respective terms.

              1.14 Litigation Regarding the Sellers. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to each of the Sellers' knowledge, threatened or probable of assertion, against such Seller relating to the Shares, this Agreement or the transactions contemplated hereby before any court, governmental or administrative agency or other body. None of the Sellers knows of any basis for the institution of any such suit or proceeding. No judgment, order, writ, injunction, decree or other similar command of any court or governmental or administrative agency or other body has been entered against or served upon any Seller relating to the Shares, this Agreement or the transactions contemplated hereby.

              1.15 Interest in Competitors and Related Entities; Certain Transactions.

                  (a) Except as set forth on Schedule 3.5 hereto, neither any Seller nor any Affiliate of any Seller (i) has any direct or indirect interest in any person or entity engaged or involved in any business which is competitive with the business of the Company, (ii) has any direct or indirect interest in any person or entity which is a lessor of assets or properties to, material supplier of, or provider of services to, the Company, or (iii) has a beneficial interest in any contract or agreement to which the Company is a party; PROVIDED, HOWEVER, that the foregoing representation and warranty shall not apply to any person or entity, or any interest or agreement with any person or entity, which is a publicly held corporation in which such Seller individually owns less than 3% of the issued and outstanding voting stock. For purposes of this Agreement, the term "AFFILIATE" shall mean any entity directly or indirectly controlling, controlled by or under common control with the specified person, whether by stock ownership, agreement or otherwise, or any parent, child or sibling of such specified person, and the concept of "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

                  (1) Except as set forth in Schedule 3.5 hereto, there are no transactions between the Company and any of the Sellers (including the Sellers' Affiliates), or any of the directors, officers or salaried employees of the Company, or the family members or Affiliates of any of the above (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any of the Sellers, or any such officer, director or salaried employee, family member, or Affiliate or any corporation, partnership, trust or other entity in which such family member, Affiliate, officer, director or employee has a substantial interest or is a shareholder, officer, director, trustee or partner.

              1.16 The Sellers Not Foreign Persons. Each Seller is a "United States person" as that term is defined in Section 7701(a)(30) of the Code, and the regulations promulgated thereunder.

              1.17 Organization; Good Standing; Qualifications; and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is qualified to do business as a foreign corporation and is in good standing in the State of Virginia, which is the only jurisdiction where the nature of its business and assets requires such qualification.

              1.18 Capitalization. The authorized capital stock of MAI consists of 500 shares of common stock, no par value, of which 315.6 shares are issued and outstanding, which constitute all of the Shares. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are held by the Sellers in the amounts indicated on Exhibit 3.1 hereto. Except as set forth on
Schedule 3.8 hereto, there are no preemptive rights, whether at law or otherwise, to purchase any of the securities of the Company, and there are no outstanding options, warrants, "phantom" stock plans, subscriptions, agreements, plans or other commitments pursuant to which the Company is or may become obligated to sell or issue any shares of its capital stock or any other debt or equity security, and there are no outstanding securities convertible into shares of such capital stock or any other debt or equity security.

              1.19 Subsidiaries and Investments. Except for the stock of the Leasing Subsidiary, the Company does not own or maintain, directly or indirectly, any capital stock of or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity and does not have any commitment to contribute to the capital of, make loans to, or share in the losses of, any such entity.

              1.20 No Violation; Conflicts. Except as set forth on Schedule 3.10 hereto, the execution and delivery by the Sellers of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Sellers in connection herewith, the consummation by the Sellers of the transactions contemplated hereby and thereby and the performance by the Sellers of their respective obligations hereunder and thereunder do not and will not (a) conflict with or violate any of the terms of the Articles of Incorporation or By-Laws of the Company, (b) violate or conflict with any law, ordinance, rule or regulation, or any judgment, order, writ, injunction, decree or similar command of any court, administrative or governmental agency or other body, applicable to the Company, (c) provided that the transactions contemplated hereby and (to the extent required in Sections 7.15 and 8.8) by the Manhattan Real Property Purchase Agreements are consummated, violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of the Company under, or violate or conflict with or result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or instrument to which the Company is a party or by which the Company or any of its assets or properties is bound or affected, (d) result in the creation or imposition of any Encumbrance of any nature upon any of the assets or properties of the Company,
(e) constitute an event permitting termination of any agreement, license or other right of the Company, or (f) except as specifically contemplated hereby, require any authorization, approval or consent of, or any notice to or filing or registration with, any governmental agency or body, or any other third party, applicable to the Company or any of its properties or assets.

              1.21 Title to Assets; Related Matters. The Company has good and valid title to all assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by it, other than the Distributed Assets (collectively, the "ASSETS"), free and clear of all Encumbrances, except those specified on Schedule 3.11 and liens for taxes not yet due and payable. The Assets (a) include all properties and assets (real, personal and mixed, tangible and intangible) owned by the Company; and (b) do not include (i) any contracts for future services, prepaid items or deferred charges the full value or benefit of which will not be usable by or transferable to the Buyer, or (ii) any goodwill, organizational expense or other similar intangible asset.

              1.22 Possession. The tangible assets included within the Assets are in the possession or control of the Company and no other person or entity has a right to possession or claims possession of all or any part of such Assets, except the rights of lessors of Leased Equipment and Leased Premises (each as defined in Section 3.16) under their respective contracts and leases.

              1.23 Financial Statements. The Sellers have delivered to the Buyer the financial statements of the Company listed in Schedule 3.13 attached hereto (the "FINANCIAL STATEMENTS"). The Financial Statements (a) are in accordance with the books and records of the Company, which books and records are true, correct and complete, (b) fully and fairly present the financial condition of the Company as of the dates indicated and the results of operations changes in stockholders' equity and cash flow of the Company for the periods indicated, and
(c) except as set forth in Schedule 3.13, have been prepared in accordance with GAAP consistently applied. No financial statements of any person or entity other than the Company and the Leasing Subsidiary are required by GAAP to be included in the Financial Statements.

              1.24 Accounts Receivable. All accounts receivable of the Company are collectible at the aggregate recorded amounts thereof, except as otherwise provided in the Company's agreements with the Manufacturer.

              1.25 Inventories. All inventories of the Company consist of items of a quality and quantity usable and saleable in the ordinary course of business of the Company, and the levels of inventories are consistent with the levels maintained by the Company in the ordinary course consistent with past practice and the Company's obligations under their agreements with all applicable vehicle Manufacturers and distributors. The values at which such inventories are carried are based on the LIFO method and are stated in accordance with GAAP by the Sellers at the lower of historic cost or market.

              1.26 REAL PROPERTY; MACHINERY AND EQUIPMENT.

                  (a) OWNED REAL PROPERTY. The Company does not own any interest in real property, except its leasehold interests in the Leased Premises. The only real property used by the Company in connection with the Company's business is the Leased Premises.

                  (b) LEASED PREMISES. Schedule 3.16(b) hereto contains a complete list and legal description of all real property of which the Company is a tenant (herein collectively referred to as the "LEASED PREMISES," and sometimes referred to as the "REAL PROPERTY"). True, correct and complete copies of all leases of all Leased Premises (the "LEASES") have been delivered to the Buyer. The Leased Premises (other than the building which, in accordance with Schedule 11.2, will be converted into the Company's automobile body repair shop (the "NEW BODY SHOP BUILDING")) are in good physical condition and, with respect to each Lease, no event or condition currently exists which would give rise to a material repair or restoration obligation if such Lease were to terminate. The Sellers have no knowledge of any event or condition which currently exists which would create a legal or other impediment to the use of the Leased Premises as currently used, or would increase the additional charges or other sums payable by the tenant under any of the Leases (including, without limitation, any pending tax reassessment or other special assessment affecting the Leased Premises except as such might arise as a result of the Renovations). The improvements and building systems which comprise a part of the Leased Premises (other than with respect to the New Body Shop Building) as to which the Company is responsible for the maintenance and repair thereof are in good condition, maintenance and repair.

                  (c) CLAIMS. Except in connection with the Renovations, there has been no work performed, services rendered or materials furnished in connection with repairs, improvements, construction, alteration, demolition or similar activities with respect to the Real Property for at least ninety (90) days before the date hereof; there are no outstanding claims or persons entitled to any claim or right to a claim for a mechanics' or materialman's lien against the Real Property; and there is no person or entity other than the Company in or entitled to possession of the Real Property.

                  (d) EASEMENTS, ETC. The Company has (or pursuant to its leases has the benefit of and the right to use) all easements and rights, including, but not limited to, easements for power lines, water lines, sewers, roadways and other means of ingress and egress, necessary to conduct the business the Company now conducts, all such easements and rights are perpetual, unconditional appurtenant rights to the Real Property, and none of such easements or rights are subject to any forfeiture or divestiture rights.

                  (e) CONDEMNATION. Neither the whole nor any portion of any of the Real Property has been condemned, expropriated, ordered to be sold or otherwise taken by any public authority, with or without payment or compensation therefor, and the Sellers do not know of any such condemnation, expropriation, sale or taking, or have any grounds to anticipate that any such condemnation, expropriation, sale or taking is threatened or contemplated. The Sellers have no knowledge of any pending assessments which would affect the Real Property.

                  (f) ZONING, ETC. None of the Real Property is in violation of any public or private restriction or any law or any building, zoning, health, safety, fire or other law, ordinance, code or regulation, and no notice from any governmental body has been served upon the Company or upon any of the Real Property claiming any violation of any such law, ordinance, code or regulation or requiring or calling to the attention of the Company the need for any work, repair, construction, alterations or installation on or in connection with said properties which has not been complied with. All improvements which comprise a part of the Real Property are located within the record lines of the Real Property and none of the improvements located on the Real Property encroach upon any adjoining property or any easements or rights of way and no improvements located on any adjoining property encroach upon any of the Real Property or any easements or rights of way servicing the Real Property.

                  (g) OWNED EQUIPMENT. Schedule 3.16(g) hereto sets forth a list of all material machinery, equipment, motor vehicles (other than vehicles held for sale), furniture and fixtures owned by the Company (collectively, the "OWNED EQUIPMENT").

                  (h) LEASED EQUIPMENT. Schedule 3.16(h) hereto contains a list of all leases or other agreements, whether written or oral, under which the Company is lessee of or holds or operates any items of machinery, equipment, motor vehicles, furniture and fixtures or other property (other than real property) owned by any third party (collectively, the "LEASED EQUIPMENT").

                  (i) MAINTENANCE OF EQUIPMENT. The Owned Equipment and the Leased Equipment which currently is actively used in the operation of the Company's business are in good operating condition, maintenance and repair in accordance with industry standards taking into account the age thereof.

              1.27 Patents; Trademarks; Trade Names; Copyrights; Licenses, Etc.

                  (a) Except as set forth on Schedule 3.17 hereto, there are no patents, trademarks, trade names, service marks, service names and copyrights, and there are no applications therefor or licenses thereof, inventions, trade secrets, computer software, logos, slogans, proprietary processes and formulae or other proprietary information, know-how and intellectual property rights, whether patentable or unpatentable, that are owned or leased by the Company or used in the conduct of the Company's business. The Company is not a party to, and does not pay a royalty to anyone under, any license or similar agreement. There is no existing claim, or, to the knowledge of the Sellers, any basis for any claim, against the Company that any of its operations, activities or products infringe the patents, trademarks, trade names, copyrights or other property rights of others or that the Company is wrongfully or otherwise using the property rights of others.

                  (b) The Company has the right to use the names "BMW of Fairfax" and "Manhattan Auto" in the State of Virginia and, to the knowledge of the Sellers, no person or entity uses, or has the right to use, such name or any derivation thereof in connection with the manufacture, sale, marketing or distribution of products or services commonly associated with an automobile dealership.

              1.28 Certain Liabilities.

                  (a) All accounts payable by the Company to third parties as of the date hereof arose in the ordinary course of business and none are delinquent or past-due.

                  (b) Schedule 3.18 hereto sets forth a list of all indebtedness of the Company, other than indebtedness expressly identified on the Financial Statements and accounts payable in the ordinary course of business, as of the close of business on the day preceding the date hereof, including, without limitation, money borrowed, indebtedness of the Company owed to stockholders and former stockholders, the deferred purchase price of assets, letters of credit and capitalized leases, indicating, in each case, the name or names of the lender, the date of maturity, the rate of interest, any prepayment penalties or premiums and the unpaid principal amount of such indebtedness as of such date.

              1.29 No Undisclosed Liabilities. The Company does not have any material liabilities or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured, other than those (a) reflected in the Financial Statements, (b) incurred in the ordinary course of business since the date of the Financial Statements and of the type and kind reflected in the Financial

Statements, or (c) disclosed specifically on Schedule 3.19 hereto.

              1.30 Absence of Changes. Since December 31, 1998, the business of the Company has been operated in the ordinary course, consistent with past practices and, except as set forth on Schedule 3.20 hereto, there has not been incurred, nor has there occurred, except as contemplated in Sections 1.7 and 11.2:

                  (a) any damage, destruction or loss (whether or not covered by insurance), adversely affecting the business or assets of the Company in excess of $50,000; (b) any strikes, work stoppages or other labor disputes involving the employees of the Company; (c) any sale, transfer, pledge or other disposition of any of the Assets of the Company having an aggregate book value of $50,000 or more (except sales of vehicles and parts inventory in the ordinary course of business); (d) any declaration or payment of any dividend or other distribution in respect of its capital stock or any redemption, repurchase or other acquisition of its capital stock; (e) any amendment, termination, waiver or cancellation of any Material Agreement (as defined in Section 3.29(a) or any termination, amendment, waiver or cancellation of any material right or claim of the Company under any Material Agreement (except in each case in the ordinary course of business and consistent with past practice); (f) any (1) general uniform increase in the compensation of the employees of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation or other plan or commitment) other than as required under existing written contracts, (2) increase in any such compensation payable to any individual officer, director, consultant or agent thereof other than as required under existing written contracts, or (3) loan or commitment therefor made by the Company to any officer, director, stockholder, employee, consultant or agent of the Company; (g) any change in the accounting methods, procedures or practices followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted by the Company; (h) any material change in policies, operations or practices of the Company with respect to business operations followed by the Company, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, or with respect to the policies, operations or practices of the Company concerning the employees of the Company; (i) any capital appropriation or expenditure or commitment therefor on behalf of the Company in excess of $50,000 individually; (j) any write-down or write-up of the value of any inventory or equipment of the Company or any increase in inventory levels in excess of historical levels for comparable periods; (k) any account receivable in excess of $50,000 or note receivable in excess of $50,000 owing to the Company which (1) has been written off as uncollectible, in whole or in part, (2) has had asserted against it any claim, refusal or right of setoff, or (3) the account or note debtor has refused to, or threatened not to, pay for any reason, or such account or note debtor has become insolvent or bankrupt; (l) any other change in the condition (financial or otherwise), business operations, assets, earnings, business or prospects of the Company which has, or could reasonably be expected to have, a material adverse effect on the assets, business or operations of the Company; or (m) any agreement, whether in writing or otherwise, for the Company to take any of the actions enumerated in this
Section 3.20.

              1.31 Tax Matters.

                  (a) All federal, state and local tax returns and tax reports for taxable periods ending prior to the date hereof which are required to be filed on or prior to the date hereof have been duly and timely filed prior to the due date thereof (as such due date may have been lawfully extended) by the Company with the appropriate governmental agencies, and all such returns and reports are true, correct and complete.

                  (b) All federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes ("TAXES"), payable by, or due from, the Company for all periods prior to the date hereof have been fully paid or adequately reserved for by the Company or, with respect to Taxes required to be accrued, the Company has properly accrued or will properly accrue such Taxes in the ordinary course of business consistent with past practice of the Company.

                  (c) Except as set forth on Schedule 3.21, the federal and state income tax returns of the Company have been audited by the Internal Revenue Service ("IRS") or are closed by the applicable statute of limitations for all taxable years. Except as set forth on Schedule 3.21 hereto, the Company has not received any notice of any assessed or proposed claim or deficiency against it in respect of, or of any present dispute between it and any governmental agency concerning, any Taxes. Except as set forth on Schedule 3.21 hereto, no examination or audit of any tax return or report of the Company by any applicable taxing authority is currently in progress and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report of the Company. Copies of all federal, state and local tax returns and reports required to be filed by the Company for the years ended 1997, 1996, 1995, 1994, and 1993, together with all schedules and attachments thereto, have been delivered by the Sellers to the Buyer.

                  (d) The Company is not now, and has never been, a member of a consolidated group for federal income tax purposes or a consolidated, combined or similar group for state tax purposes. No consent under Code Section 341 has been made affecting the Company. The Company is not a party to any agreement or arrangement that would result in the payment of any "excess parachute payments" under Code Section 280G. The Company is not required to make any adjustment under Code Section 481(a). No power of attorney relating to Taxes is currently in effect affecting the Company.

              1.32 Compliance with Laws, Etc. The Company has conducted its operations and business in material compliance with, and all of the Assets (including all of the Real Property) comply in all material respects with, (i) all applicable laws, rules, regulations and codes (including, without limitation, any laws, rules, regulations and codes relating to anticompetitive practices, contracts, discrimination, employee benefits, employment, health, safety, fire, building and zoning, but excluding Environmental Laws which are the subject of Section 3.36) and (ii) all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances. The Company has not received any notification of any asserted present or past failure by it to comply with such laws, rules or regulations, or such orders, writs, judgments, injunctions, decrees or ordinances. Set forth on Schedule 3.22 hereto are all orders, writs, judgments, injunctions, decrees and other awards of any court or governmental agency applicable to the Company and/or its businesses or operations. The Sellers have delivered to the Buyer copies of all reports, if any, of the Company required to be submitted under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected by the Company and any deficiencies noted by inspection through the Closing Date will have been corrected by the Company by the Closing Date. Neither any of the Sellers, nor any stockholder, director or officer of the Company or, to the knowledge of the Sellers, any other person or entity associated with or acting for or on behalf of the Company, has, directly or indirectly, made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, regardless of form, whether in money, property or services: (x) to obtain favorable treatment in securing business, (y) to pay for favorable treatment for business secured, or (z) to obtain special concessions or for special concessions already obtained, for or in respect of the Company.

              1.33 Litigation Regarding the Company. Except as set forth on
Schedule 3.23 hereto, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending (excluding any actions, suits, claims, investigations or legal, administrative or arbitration proceedings for which process has not been served) against the Company or relating to any of its assets, business or operations or the transactions contemplated by this Agreement. To the Sellers' knowledge, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened or probable of assertion, against the Company or relating to any of its assets, business or operations or the transactions contemplated by this Agreement, and the Sellers do not know of any basis for the institution of any action, suit, claim, investigation or proceeding. No order, writ, judgment, injunction, decree or similar command of any court or any governmental or administrative agency or other body has been entered against or served upon the Company relating to the Company or any of its assets, businesses or operations.

              1.34 Permits, Etc. Set forth on Schedule 3.24 hereto is a list of all governmental licenses, permits, approvals, certificates of inspection and other authorizations, filings and registrations that are necessary for the Company to own and operate its businesses as presently conducted (collectively, the "Permits"). All such Permits have been duly and lawfully secured or made by the Company and are in full force and effect. There is no proceeding pending, or, to the Sellers' knowledge, threatened or probable of assertion, to revoke or limit any such Permit. None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any such Permit.

              1.35 Employees; Labor Relations. As of the date hereof, the Company employed a total of approximately ninety (90) employees. As of the date hereof, (a) the Company is not delinquent in the payment: (i) to or on behalf of its past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof, or (ii) of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rule or regulation or any amount which is due and payable to any workers' compensation claimant; (b) there are no collective bargaining agreements currently in effect between the Company and labor unions or organizations representing any employees of the Company; (c) no collective bargaining agreement is currently being negotiated by the Company; (d) to the knowledge of the Sellers, there are no union organizational drives in progress and there has been no formal or informal request to the Company for collective bargaining or for an employee election from any union or from the National Labor Relations Board; and (e) no dispute exists between the Company and any of its sales representatives or, to the knowledge of the Sellers, between any such sales representatives with respect to territory, commissions, products or any other terms of their representation.

              1.36 Compensation. Schedule 3.26 contains a schedule of all employees (including sales representatives) and consultants of the Company whose individual cash compensation for the year ended December 31, 1998, is in excess of $100,000, together with the amount of total compensation paid to each such person for the twelve month period ended December 31, 1998 and the current aggregate base salary or hourly rate (including any bonus or commission) for each such person.

              1.37 Employee Benefits.

                  (a) The Sellers have listed on Schedule 3.27 and have delivered to the Buyer true and complete copies of all Employee Plans (as defined below) and related documents, established, maintained or contributed to by the Company (which shall include for this purpose and for the purpose of all of the representations in this Section 3.27, the Sellers and all employers, whether or not incorporated, that are treated together with the Company as a single employer within the meaning of Section 414 of the Code). The term "EMPLOYEE PLAN" shall include all plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and also shall include, without limitation, any deferred compensation, stock, employee or retiree pension benefit, welfare benefit or other similar fringe or employee benefit plan, program, policy, contract or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, covering employees or former employees of the Company and maintained or contributed to by the Company.


                  (b) Where applicable, each Employee Plan (i) has been administered in material compliance with the terms of such Employee Plan and the requirements of ERISA and the Code; and (ii) is in material compliance with the reporting and disclosure requirements of ERISA and the Code. The Company does not maintain or contribute to, and has never maintained or contributed to, an Employee Plan subject to Title IV of ERISA or a "multiemployer plan." There are no facts relating to any Employee Plan that have resulted in a "prohibited transaction" of a material nature. There are no facts relating to any Employer Plan that have resulted or are reasonably likely to result in the imposition of a material excise tax, penalty or liability pursuant to Section 4975 of the Code. There are no facts relating to any Employer Plan that: (i) have resulted in a material breach of fiduciary duty or violation of Part 4 of Title I of ERISA, or (ii) have resulted or is reasonably likely to result in any material liability (whether or not asserted as of the date hereof) of the Company or any ERISA affiliate pursuant to Section 412 of the Code arising under or related to any event, act or omission occurring on or prior to the date hereof. Each Employee Plan that is intended to qualify under Section 401(a) or to be exempt under Section 501(a) of the Code is so qualified or exempt as of the date hereof in each case as such Employee Plan has received favorable determination letters from the Internal Revenue Service with respect thereto. To the knowledge of the Sellers, the amendments to and operation of any Employee Plan subsequent to the issuance of such determination letters do not adversely affect the qualified status of any such Employee Plan.

No Employee Plan has an "accumulated funding deficiency" as of the date hereof, whether or not waived, and no waiver has been applied for. The Company has not made any promises or incurred any liability under any Employee Plan or otherwise to provide health or other welfare benefits to former employees of the Company, except as specifically required by law. There are no claims (other than routine claims for benefit) or lawsuits pending (excluding any claims or lawsuits for which process has not been served) or, to the best knowledge of the Sellers, threatened with respect to the Company's Employee Plans. As used in this Section 3.27, all technical terms enclosed in quotation marks shall have the meaning set forth in ERISA.

              1.38 Powers of Attorney. There are no persons, firms, associations, corporations or business organizations or entities holding general or special powers of attorney from the Company.

              1.39 Material Agreements.

                  (a) LIST OF MATERIAL AGREEMENTS. Set forth on Schedule 3.29(a) hereto is a list or, where indicated, a brief description of all leases and all other contracts, agreements, documents, instruments, guarantees, plans, understandings or arrangements, written or oral, which are material to the Company or its businesses or assets (collectively, the "MATERIAL AGREEMENTS"). True copies of all written Material Agreements and written summaries of all oral Material Agreements described or required to be described on Schedule 3.29(a) have been furnished to the Buyer.

                  (b) PERFORMANCE, DEFAULTS, ENFORCEABILITY. The Company has in all material respects performed all of its obligations required to be performed by it to the date hereof, and is not in default or alleged to be in default in any material respect, under any Material Agreement, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers, no other party to any Material Agreement is in default in any respect of any of its obligations thereunder. Each of the Material Agreements is valid and in full force and effect and enforceable against the parties thereto in accordance with their respective terms, and, except as set forth in Schedule 3.29(b) hereto, the consummation of the transactions contemplated by this Agreement will not: (i) require the consent of any party thereto or (ii) constitute an event permitting termination thereof.

              1.40 Brokers' or Finders' Fees, Etc. No agent, broker, investment banker, person or firm acting on behalf of the Company or any of the Sellers or any person, firm or corporation affiliated with any of the Sellers or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the sale of the Shares contemplated hereby, other than any such fee or commission the entire cost of which will be borne by the Sellers.

              1.41 Bank Accounts, Credit Cards, Safe Deposit Boxes and Cellular Telephones. Schedule 3.31 hereto lists all bank accounts, credit cards and safe deposit boxes in the name of, or controlled by, the Company, and all cellular telephones provided and/or paid for by the Company, and details about the persons having access to or authority over such accounts, credit cards, safe deposit boxes and cellular telephones.

              1.42 Insurance.

                  (a) Schedule 3.32(a) hereto contains a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and any other insurance and bonds maintained by, or on behalf of, the Company on its properties, operations, inventories, assets, businesses or personnel (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims in excess of $25,000 thereunder). Each such insurance policy identified therein is and shall remain in full force and effect on and as of the Closing Date and the Company is not in default with respect to any provision contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The insurance maintained by, or on behalf of, the Company is adequate in accordance with the standards of business of comparable size in the industry in which the Company operates and no notice of cancellation or termination has been received with respect to any such policy. The Company has not, during the last three (3) fiscal years, been denied or had revoked or rescinded any policy of insurance.

                  (b) Set forth on Schedule 3.32(b) hereto is a summary of information pertaining to material property damage and personal injury claims in excess of $5,000 against the Company during the past five (5) years, all of which are fully satisfied or are being defended by the insurance carrier and involve no exposure to the Company beyond any applicable deductible.

              1.43 Warranties. Set forth on Schedule 3.33 hereto are descriptions or copies of the forms of all express warranties and disclaimers of warranty made by the Company (separate and distinct from any manufacturer's, suppliers' or other third-parties' warranties or disclaimers of warranties) during the past five (5) years to customers or users of the vehicles, parts, products or services of the Company. There have been no breach of warranty or breach of representation claims against the Company during the past five (5) years which have resulted in any cost, expenditure or exposure to the Company of more than $50,000 individually or in the aggregate.

              1.44 Directors and Officers. Set forth on Schedule 3.34 hereto is a true and correct list of the names and titles of each director and officer of the Company.

              1.45 Suppliers and Customers. The Company is not required to provide bonding or any other security arrangements in connection with any transactions with any of its respective customers and suppliers. To the knowledge of the Sellers, no such supplier, customer or creditor intends or has threatened, or reasonably could be expected, to terminate or modify any of its relationships with the Company.

              1.46 Environmental Matters.

                  (a) For purposes of this Section 3.36, the following terms shall have the following meaning: (i) "ENVIRONMENTAL LAW" means all present and future federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements, or permits, issued, promulgated, approved or entered thereunder by any government authority relating to pollution, Hazardous Materials, worker safety or protection of human health or the environment. (ii) "HAZARDOUS MATERIALS" means any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including, but not limited to, any hazardous substance or constituent contained within any waste and any other pollutant, material, substance or waste regulated under or as defined by any Environmental Law.

                  (b) The Company has obtained all permits, licenses and other authorizations or approvals required under Environmental Laws for the conduct and operation of the Assets and the business of the Company ("ENVIRONMENTAL PERMITS"). All such Environmental Permits are in good standing, the Company is and has been in compliance with the terms and conditions of all such Environmental Permits, and no appeal or any other action is pending or threatened to revoke any such Environmental Permit.

                  (c) The Company and its businesses, operations and assets are and have been in compliance with all Environmental Laws.

                  (d) Except as listed on Schedule 3.36(d), neither the Company nor any of the Sellers has received any written or oral order, notice, complaint, request for information, claim, demand or other communication from any government authority or other person, whether based in contract, tort, implied or express warranty, strict liability, or any other common law theory, or any criminal or civil statute, arising from or with respect to (i) the presence, release or threatened release of any Hazardous

Material or any other environmental condition on, in or under the Real Property or any other property formerly owned, used or leased by the Company, (ii) any other circumstances forming the basis of any actual or alleged violation by the Company or the Sellers of any Environmental Law or any liability of the Company or the Sellers under any Environmental Law, (iii) any remedial or removal action required to be taken by the Company or the Sellers under any Environmental Law, or (iv) any harm, injury or damage to real or personal property, natural resources, the environment or any person alleged to have resulted from the foregoing, nor are the Sellers aware of any facts which might reasonably give rise to such notice or communication. Neither the Company nor any of the Sellers has entered into any agreements concerning any removal or remediation of Hazardous Materials.

                  (e) No lawsuits, claims, civil actions, criminal actions, administrative proceedings, investigations or enforcement or other actions are pending (excluding any lawsuits, claims, civil actions, criminal actions, administrative proceedings, investigations or enforcement or other actions for which process has not been served) under any Environmental Law with respect to the Company, the Sellers or the Real Property. To the knowledge of the Sellers, no lawsuits, claims, civil actions, criminal actions, administrative proceedings, investigations or enforcement or other actions are pending, threatened or probable of assertion under any Environmental Law with respect to the Company, the Sellers or the Real Property.

                  (f) Except as listed on Schedule 3.36(f), no Hazardous Materials are or have been released, discharged, spilled or disposed of onto, or migrated onto, the Real Property or any other property previously owned, operated or leased by the Company, and no environmental condition exists (including, without limitation, the presence, release, threatened release or disposal of Hazardous Materials) related to the Real Property, to any property previously owned, operated or leased by the Company, or to the Company's past or present operations, which would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities or obligations under any Environmental Law.

                  (g) Neither the Company nor any of the Sellers, nor any of their respective predecessors in interest, has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to any location (i) which is listed on the National Priorities List, the CERCLIS list under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar federal, state or local list, (ii) which is the subject of any federal, state or local enforcement action or other investigation, or (iii) about which the Company or the Sellers has received or has reason to expect to receive a potentially responsible party notice or other notice under any Environmental Law.

                  (h) No environmental lien has attached or, to Sellers' knowledge, is threatened to be attached to the Real Property.

                  (i) No employee of the Company in the course of his or her employment with the Company has been exposed to any Hazardous Materials or other substance, generated, produced or used by the Company which could give rise to any claim (whether or not such claim has been asserted) against the Company.

                  (j) Except as set forth on Schedule 3.36(j) hereto, the Real Property does not contain any: (i) septic tanks into which process wastewater or any Hazardous Materials have been disposed; (ii) asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) underground injection or monitoring wells; or (v) underground storage tanks.

                  (k) Except as set forth on Schedule 3.36(k), there have been no environmental studies or reports made by or for the benefit of the Company or the Sellers relating to the Real Property or any other property or facility previously owned, operated or leased by the Company.

                  (l) Except as set forth on Schedule 3.36(l), the Company has not agreed to assume, defend, undertake, guarantee, or provide indemnification for, any liability, including, without limitation, any obligation for corrective or remedial action, of any other person or entity under any Environmental Law for environmental matters or conditions.

              1.47 Year 2000 Matters. The Company has (i) initiated a review and assessment of all areas within its business and operations (including those affected by the manufacturers, suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timetable as described on Schedule
3.37 for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan and timetable, except as set forth on said Schedule 3.37.

              1.48 Business Generally. Except as listed on Schedule 3.38, none of the Sellers is aware of the existence of any conditions, including, without limitation, any actual or potential competitive factors in the markets in which the Company participates, which have not been disclosed in writing to the Buyer and which could reasonably be expected to have an adverse effect on the business and operations of the Company, other than general business and economic conditions generally affecting the industry and markets in which the Company participates.

              3.1 MISSTATEMENTS AND OMISSIONS. No representation and warranty by the Sellers contained in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Sellers to the Buyer in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation and warranty or such statement not misleading.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Sellers as follows:

              1.49 Organization and Good Standing. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Buyer is qualified to do business as a foreign entity and is in good standing in each of the jurisdictions in which the nature of its business and assets require such qualification.

              1.50 Buyer's Power and Authority; Consents and Approvals.

                  (a) The Buyer has, or will have prior to Closing, all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

                  (b) Except as set forth in Schedule 4.2(b) hereto, no authorization, approval or consent of, or notice to or filing or registration with, any governmental agency or body, or any other third party, is required in connection with the execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed by the Buyer in connection herewith, the consummation by the Buyer of the transactions contemplated hereby or thereby or the performance by the Buyer of its obligations hereunder and thereunder.

              1.51 Execution and Enforceability. This Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been, or will be prior to Closing, duly and validly authorized, executed and delivered by all necessary corporate action on the part of the Buyer and this Agreement constitutes, and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, when executed and delivered by the Buyer, shall constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

              1.52 Litigation Regarding Buyer. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the Buyer's knowledge, threatened or probable of assertion against the Buyer relating to this Agreement or the transactions contemplated hereby before any court, governmental or administrative agency or other body, and no judgment, order, writ, injunction, decree or other similar command of any court or governmental or administrative agency or other body has been entered against or served upon the Buyer relating to this Agreement or the transactions contemplated hereby.

              1.53 No Violation; Conflicts. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder do not and will not (a) conflict with or violate any of the terms of the Certificate of Incorporation or By-Laws of the Buyer, or (b) violate or conflict with any domestic law, ordinance, rule or regulation, or any judgement, order, writ, injunction or decree of any court, administrative or governmental agency or other body, material to the Buyer.

              1.54 Brokers' or Finders' Fees, Etc. No agent, broker, investment banker, person or firm acting on behalf of the Buyer or any person, firm or corporation affiliated with the Buyer or under its authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the sale of the Shares contemplated hereby.

              1.55 Authorization of the Stock. The issuance hereunder of the Sonic Common Shares have been, or prior to Closing will be, duly authorized by all necessary corporate action of the Buyer. Upon the issuance of the Sonic Common Shares pursuant to this Agreement, the Sonic Common Shares shall be validly issued, fully paid and non-assessable.

              1.56 Capitalization. The authorized capital stock of the Buyer consists of:

            (a) As of the date hereof, 3,000,000 shares of Preferred Stock, par value $0.10 per share, of which 300,000 shares are designated Class A Convertible Preferred Stock and are, in turn, divided into 100,000 shares of Series I (the

"SERIES I PREFERRED STOCK"), 100,000 shares of Series II (the "SERIES II PREFERRED STOCK") and 100,000 shares of Series III (the "SERIES III PREFERRED STOCK"); as of March 29, 1999, approximately 14,410 shares of Series I Preferred Stock were issued and outstanding and/or were committed to be issued by the Buyer, approximately 20,088 shares of Series II Preferred Stock were issued and outstanding and/or were committed to be issued by the Buyer, and approximately 49,610 shares of Series III Preferred Stock were issued and outstanding and/or were committed to be issued by the Buyer;

                  (b) 50,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 12,155,963 shares were issued and outstanding as of March 29, 1999; and

                  (c) 15,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 12,400,000 shares were issued and outstanding as of March 29, 1999.

All outstanding capital stock of the Buyer is duly authorized, validly issued, fully paid and non-assessable and has been issued in conformity with all applicable federal and state securities laws.

              1.57 Disclosure Materials. The Buyer has delivered to the Sellers' Agent copies of (i) the Prospectus dated November 10, 1997 (the "1997 PROSPECTUS"), (ii) the Buyer's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997, (iii) the Buyer's Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 1998, June 30, 1998, and September 30, 1998 and (iv) all Current Reports on Form 8-K, filed in 1998 or 1999, each in the form (excluding exhibits) filed with the SEC (collectively, such Forms 10-K, 10-Q and 8-K being hereinafter referred to as its "REPORTS"). Neither the 1997 Prospectus nor any of the Reports contained, at the time of filing thereof with the SEC, any untrue statement of any material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

              1.58 Misstatements and Omissions. No representation and warranty by the Buyer contained in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Buyer to the Sellers in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation and warranty or such statement not misleading.

                                   ARTICLE 5
                     PRE-CLOSING COVENANTS OF THE SELLERS

      The Sellers hereby jointly and severally covenant and agree that, from and after the date hereof until the Closing:

              1.59 Provide Access to Information; Cooperation with Buyer.

                  (a) ACCESS. The Sellers have delivered to the Buyer all of the due diligence materials described on Schedule 5.1 hereto. The Sellers shall afford, and cause the Company to afford, to the Buyer, its attorneys, accountants, and representatives, free and full access at all reasonable times, and upon reasonable prior notice, to the properties, books and records of the Company, and to interview personnel, suppliers and customers of the Company, in order that the Buyer may have a full opportunity to make such investigation (including the Environmental Audit contemplated by Section 5.11) as it shall reasonably desire of the assets, businesses and operations of the Company (including, without limitation, any appraisals or inspections thereof), and provide to the Buyer and its representatives such additional financial and operating data and other information as to the businesses and properties of the Company as the Buyer shall from time to time reasonably request. The Buyer's representatives shall coordinate all visits to the Seller's business location and all interviews with Seller's personnel with the Seller's principal officers or their designee and shall use reasonable efforts to minimize any disruption of Seller's business while conducting such visits and interviews. Buyer shall provide the Sellers with copies of all reports and Environmental Audits that it receives with respect to the Company or the Real Property.

                  (b) COOPERATION IN OBTAINING MANUFACTURER APPROVAL. The Sellers shall promptly notify the Manufacturers of the execution and delivery of this Agreement, and thereafter shall use reasonable best efforts in cooperating with the Buyer in the preparation of and delivery to Manufacturers, as soon as practicable after the date hereof, of an application and any other information necessary to obtain the respective Manufacturers' consents to or the approval of the transactions contemplated by this Agreement.

              1.60 Operation of Businesses of the Company. Except as expressly authorized in Sections 5.5(b) or 5.6, the Sellers shall cause the Company to (a) maintain its corporate existence in good standing, (b) operate its business substantially as presently operated and only in the ordinary course and consistent with past operations and its obligations under any existing agreements with all applicable automobile manufacturers or distributors, (c) use its best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with them, including, but not limited to, all applicable automobile manufacturers or distributors and any floor plan financing creditors, (d) comply in all respects with all applicable laws, rules and regulations, (e) maintain its insurance coverages, (f) pay all Taxes, charges and assessments when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against, (g) make all debt service payments when contractually due and payable, (h) pay all accounts payable and other current liabilities when due, (i) maintain the Employee Plans and each plan, agreement and arrangement listed on Schedule 3.27, and (j) maintain its property, plant and equipment in good operating condition in accordance with industry standards taking into account the age thereof.

              1.61 Books of Account. The Sellers shall cause the Company to maintain its books and records of account in the usual, regular and ordinary manner except that the Company will not be required to perform a review for its tax year ending 1998.

              1.62 Employees. The Sellers shall (i) use their reasonable best efforts to encourage such personnel of the Company as the Buyer may designate in writing to remain employees of the Company after the date of the Closing, and
(ii) not take any action, or permit the Company to take any action, to encourage any of the personnel of the Company to leave their positions with the Company.

              1.63 Certain Prohibitions.

                  (a) The Sellers shall not permit the Company to (i) except as contemplated in Section 5.5(b), issue any equity securities, (ii) issue any debt security or any options or warrants, (iii) enter into any subscriptions, agreements, plans or other commitments pursuant to which the Company is or may become obligated to issue any of debt securities or, except as contemplated in
Section 5.5(b), equity securities, (iv) otherwise change or modify its capital structure, (v) except as contemplated by Section 1.7, engage in any reorganization or similar transaction or sell or otherwise dispose of any of its assets, other than sales of inventory in the ordinary course of business or (vi) except as contemplated in Section 5.5(b), declare or make payment of any dividend or other distribution in respect of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock.

                  (b) Buyer acknowledges that the Sellers may cause the Company to declare and pay cash dividends, subject to the Company's obligations under its agreements with the Manufacturer, to the Sellers prior to the Closing. The Company shall not, however, declare or pay any such dividends without giving to the Buyer prior written notice thereof, which notice shall set forth the amount of such dividends and the anticipated date of payment thereof. Buyer acknowledges that the Sellers may cause the Company to issue additional shares of MAI Common Stock to John Jaffe. The parties agree that Jaffe will sell, and Buyer will purchase, such additional shares pursuant to the merger contemplated hereby, without any additional consideration, but otherwise upon the terms and conditions hereof. As used herein, the term "SHARES" shall include such additional shares. Prior to the issuance of any such additional shares, the parties hereto shall execute an amendment hereto whereby Exhibit 3.1 will be adjusted to reflect such issuance.

              1.64 Other Changes. The Sellers shall not permit the Company to take, cause, agree to take or cause to occur any of the actions or events set forth in Section 3.20 other than the satisfaction or release of indebtedness owed to the Company or the satisfaction or release of indebtedness owed by the Company, each as contemplated by Section 7.8, or payments of bonuses to officers and directors. The Sellers shall give Buyer prior written notice of any such bonus payment.

              1.65 Additional Information. The Sellers shall furnish and cause the Company to furnish to the Buyer such additional information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any representation or warranty made by the Sellers or any information contained in any Schedule hereto or in other information supplied in connection herewith then inaccurate or incomplete. The receipt of such additional information by the Buyer shall not operate as a waiver by Buyer of the conditions to Closing set forth in Section 7.1.

              1.66 Publicity. Except as may be required by law or the applicable rules or regulations of any securities exchange, the Sellers shall not (i) make or permit the Company to make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Buyer, and (ii) otherwise disclose the existence and nature of their discussions or negotiations regarding the transactions contemplated hereby to any person or entity other than their accountants, attorneys and similar professionals, and employees of the Company as appropriate, all of whom shall be subject to this nondisclosure obligation as agents of the Sellers, as the case may be. The Sellers shall cooperate with the Buyer in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement. Buyer approves of the Company making its employees aware of this Agreement upon execution thereof. Buyer recognizes that the presence of its representatives at the Company's dealership location will cause speculation by the Company's employees concerning the transactions contemplated hereby and that Sellers have no control over such speculation.

              1.67 Other Negotiations. The Sellers shall not pursue, initiate, encourage or engage in, nor shall any of their respective Affiliates or agents pursue, initiate, encourage or engage in, and the Sellers shall cause the Company and their

Affiliates, directors, officers and agents not to pursue, initiate, encourage or engage in, any negotiations or discussions with, or provide any information to, any other person or entity (other than the Buyer and its representatives and Affiliates) regarding the sale of the assets or capital stock of the Company or any merger or similar transaction involving the Company.

              1.68 Closing Conditions. The Sellers shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Articles 7 and 8 required herein to be satisfied by the Sellers prior to the Closing.

              1.69 Environmental Audit. The Sellers shall cause the Company to allow an environmental consulting firm selected by the Buyer (the "ENVIRONMENTAL AUDITOR") to have prompt access to the Real Property in order to conduct an environmental investigation, satisfactory to the Buyer in scope (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by the Buyer), of, and to prepare a report with respect to, the Real Property (the "ENVIRONMENTAL AUDIT"). The Sellers shall cause the Company to provide to the Environmental Auditor: (i) reasonable access to all its existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to the employees of the Company and the last known addresses of former employees of the Company who are most familiar with the matters which are the subject of the Environmental Audit (the Sellers agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Sellers shall otherwise cooperate and cause the Company to cooperate with the Environmental Auditor in connection with the Environmental Audit. The Environmental Auditor shall coordinate all visits to the Real Property and conversations with the employees of the Company, with the principal officers of the Company or their designee and shall use reasonable efforts to minimize any disruption of the Company's business while conducting such investigations and conversations. The Buyer shall pay all of the costs, fees and expenses incurred in connection with the Environmental Audit.

              1.70 Audited Financial Statements. The Sellers shall allow, cooperate with and assist Buyer's accountants, and shall instruct the Company' accountants to cooperate, in the preparation of audited financial statements of the Company as necessary for any required filings by the Buyer with the SEC or with the Buyer's lenders; PROVIDED that the expense of such audit shall be borne by the Buyer.

              1.71 Hart-Scott-Rodino. Subject to the determination by the Buyer that any of the following actions are not required, the Sellers shall promptly prepare and file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with the Federal Trade

Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION"), and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Buyer shall pay the filing fee payable with respect to the filing of such forms.


                                   ARTICLE 6
                        PRE-CLOSING COVENANTS OF BUYER

      The Buyer hereby covenants and agrees that, from and after the date hereof until the Closing:

       1.72 Publicity. Except as may be required by law or by the rules of the New York Stock Exchange, or as necessary in connection with the transactions contemplated hereby, the Buyer shall not (i) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Sellers' Agent, or (ii) otherwise disclose the existence and nature of its discussions or negotiations regarding the transactions contemplated hereby to any person or entity other than its accountants, attorneys and similar professionals, all of whom shall be subject to this nondisclosure obligation as agents of the Buyer.

       1.73 Closing Conditions. The Buyer shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Articles 7 and 8 required herein to be satisfied by the Buyer prior to the Closing.

       1.74 Application to Manufacturer. Subject to the reasonable cooperation of the Sellers, the Buyer shall provide to Manufacturer as promptly as practicable after the execution and delivery of this Agreement any application or other information with respect to such application necessary in connection with the seeking of the consent of Manufacturer to the transactions contemplated by this Agreement.

       1.75 Hart-Scott-Rodino. Subject to the determination by the Buyer that any of the following actions is not required, the Buyer shall promptly prepare and file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, and the Buyer shall pay all filing fees in connection therewith.

       1.76 Access. The Buyer shall afford to the Sellers, their attorneys, accountants, and representatives, free and full access at all reasonable times, and upon reasonable prior notice, to the properties, books and records of the Buyer, and to interview personnel, suppliers and customers of the Buyer, in order that the Sellers may have a full opportunity to make such investigation as they shall reasonably desire of the assets, business and operations of the Buyer.

                                   ARTICLE 7
             CONDITIONS TO OBLIGATIONS OF THE BUYER AT THE CLOSING

      The obligations of the Buyer to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by the Buyer:

       1.77 Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing. 1.1

       1.78 Performance of Obligations of the Sellers. The Sellers shall have performed all obligations required to be performed by the Sellers under this Agreement, and complied with all covenants for which compliance by the Sellers is required under this Agreement, prior to or at the Closing, including, without limitation, delivery of the stock certificates and stock powers for the Shares described in Section 1.3.

       1.79 Closing Documentation. The Buyer shall have received the following documents, agreements and instruments from the Sellers:

                  (a) a certificate signed by the Sellers and dated the date of the Closing certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2;

                  (b)   [Intentionally Deleted]

                  (c) an opinion of Whiteford, Taylor & Preston L.L.P., counsel for the Sellers, dated the date of the Closing and addressed to the Buyer, in the form attached hereto as Exhibit 7.3(c);

                  (d) copies of all authorizations, approvals, consents, notices, registrations and filings referred to in Schedules 3.2(b), 3.10 and 3.29(b), other than from the Manufacturers,

                  (e) certificates dated as of a recent date from (i) the Secretary of State of the State of Delaware to the effect that MAI is duly incorporated and in good standing in such state and, if available, stating that the Company owes no franchise taxes in such state and listing all documents of the Company on file with said Secretary of State, and (ii) the Secretary of State of the State of Virginia to the effect that the Company is duly qualified as a foreign corporation and is in good standing in such jurisdiction;

                  (f) a copy of the Articles of Incorporation of MAI, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

                  (g) evidence, reasonably satisfactory to the Buyer, of the authority and incumbency of the persons acting on behalf of the Company in connection with the execution of any document delivered in connection with this Agreement;

                  (h) Uniform Commercial Code Search Reports on Form UCC-11 or its equivalent with respect to the Company from the states and local jurisdictions where the principal places of business of the Company and its assets are located;

                  (i) a certificate of each of the Sellers as to such Seller's non-foreign status in appropriate form;

                  (j) the corporate minute books and stock record books of MAI, and all other books and records of, or pertaining to, the business and operations of the Company;

                  (k) (i) estoppel letters of lenders to the Company, in form and substance reasonably satisfactory to the Buyer, with respect to amounts owing by the Company as of the Closing; (ii) estoppel letters of Marco LP and OGTR II LP, as landlords of the Leased Premises, in form and substance reasonably satisfactory to the Buyer; and (iii) the Company, Marco LP and OGTR II LP shall have executed and delivered to Buyer the termination agreements contemplated by Section 1.4(c).

                  (l) such other instruments and documents as the Buyer shall reasonably request not inconsistent with the provisions hereof.

       1.80 Approval of Legal Matters. The form of all instruments, certificates and documents to be executed and delivered by the Sellers to the Buyer pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

       1.81 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

       1.82 No Material Adverse Change or Undisclosed Liability. Other than as contemplated in Sections 5.5(b), 5.6 and 7.8, there shall have been no material adverse change or development in the business, prospects, properties, earnings, results of operations or financial condition of the Company, or any of its assets. This provision does not relate to general business and economic conditions generally effecting the industry and markets in which the respective companies participate.

       1.83 No Adverse Laws. There shall not have been enacted, adopted or promulgated any statute, rule, regulation or order which materially adversely affects the business or assets of the Company.

       1.84 Affiliate and Other Transactions. All amounts owed to the Company from, and all amounts owed by the Company to, any of the following: (a) any Seller, Waldorf, LOR, Manhattan Imported Cars, Inc., a Maryland corporation ("MIC"), the Leasing Subsidiary, Rockville Rent A Car, Inc., a Maryland corporation, Marco, OGTR or WAI Limited Partnership, (b) any shareholder or limited or general partner of any of the foregoing entities, (c) any Affiliate of any person or entity referred to in clauses (a) and (b) or (d) any of the Company's officers and employees shall have been paid in full or otherwise released and forgiven on or prior to the Closing Date.

       1.85 Escrow Agreement. The Sellers and the Escrow Agent shall have duly executed and delivered to the Buyer the Escrow Agreement. 1.1

       1.86 Manufacturer Approvals. The Manufacturer shall have given any required approvals of the transfer of the Shares to the Buyer and shall have given any required approval of O. Bruton Smith or his designee as the authorized dealer operator of the Company's dealership franchise with the Manufacturer, and the Manufacturer shall have executed any required dealer agreements and/or amendments or supplements thereto in connection with the foregoing.

       1.87 Non-Competition and Employment Agreement. Each of the Sellers (other than John Jaffe and Richard Mills) shall have executed and delivered to the Buyer and the Surviving Company the Non-Competition Agreement. John Jaffe shall have executed and delivered to the Buyer the Employment Agreement.

       1.88 Cancellation of Stock Options. All outstanding options, warrants, "phantom" stock options and other plans, agreements or arrangements of the Company with respect to the purchase, or the issuance of, any capital stock or other securities of the Company shall have been canceled and terminated prior to the Closing at no expense to the Buyer, and the Buyer shall have received reasonably satisfactory evidence thereof.

       1.89 Audited Financial Statements. The Buyer shall have completed preparation of such audited financial statements of the Company as may be required by applicable regulations of the SEC or by any of the Buyer's lenders.

       1.90 Hart-Scott-Rodino Waiting Period. All applicable waiting periods under the HSR Act shall have expired without any indication by the Antitrust Division or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

       1.91 Other Basic Agreements. All conditions to the Buyer's obligations to close under the Marco Real Property Purchase Agreement - Fairfax shall have been satisfied or waived by the Buyer and the closing under the Marco Real Property Purchase Agreement - Fairfax shall have occurred or shall be occurring contemporaneously with the Closing. All conditions to the Buyer's obligations to close under the OGTR Real Property Purchase Agreement shall have been satisfied or waived by the Buyer and the closing under the OGTR Real Property Purchase Agreement shall have occurred or shall be occurring contemporaneously with the Closing.

      7.16  [INTENTIONALLY DELETED]

      7.17 DEFERRED COMPENSATION AND STOCKHOLDER AGREEMENTS. At or prior to Closing, each Seller shall have waived all rights he or she has arising under or with respect to any deferred compensation agreements he or she has with the Company, including without limitation, the Employment Contract dated January 10, 1982 between the Company and Bernard Mills and the Employment Contract dated January 10, 1980 between the Company and Joseph Herson (collectively, the "DEFERRED COMPENSATION AGREEMENTS"), and the Buyer shall have received reasonably satisfactory evidence thereof. At or prior to the Closing, the Company and the Sellers shall have terminated, and released all parties from any obligations with respect to the following agreements: (a) the Voting Trust Agreement dated as of December 15, 1984 among Manhattan Auto, Inc., Joseph L. Herson, Mollye Mills, John Jaffe and Richard H. Mills; (b) the Stock Purchase Agreement between Stockholders and Corporation dated as of 1982 among Manhattan Porsche-Audi, Inc. (as predecessor to the Company), Joseph L.

Herson and Mollye Mills, as amended by the Amendment to Stock Purchase Agreement dated as of August 27, 1992 among MIC, Joseph L. Herson and Mollye Mills, and
(c) the Stockholders Agreement dated as of December 30, 1983 among Joseph L. Herson, Mollye Mills, John Jaffe and Richard H. Mills, and Buyer shall have received reasonably satisfactory evidence thereof (collectively, the "STOCKHOLDER AGREEMENTS").

      7.18 APPRAISAL/DISSENTERS' RIGHTS. No holder of capital stock of the Company shall have any appraisal or dissenters' rights under applicable law.

      7.19 RELEASE FROM DISTRIBUTED LIABILITIES. The Company shall have been released from all Distributed Liabilities by the respective holders thereof.


                                   ARTICLE 8
            CONDITIONS TO OBLIGATIONS OF THE SELLERS AT THE CLOSING

      The obligations of the Sellers to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by the Sellers:

       1.92 Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing.

       1.93 Performance of Obligations of the Buyer. The Buyer shall have performed all obligations required to be performed by it under this Agreement, and complied with all covenants for which compliance by it is required under this Agreement, prior to or at the Closing, including, without limitation, payment of the Merger Consideration pursuant to Section 1.2(b).

       1.94 Closing Documentation. The Sellers shall have received the following documents, agreements and instruments from the Buyer:

                  (a) a certificate signed by a duly authorized signatory of the Buyer and dated as of the Closing Date certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2;

                  (b) an opinion of Parker, Poe, Adams & Bernstein L.L.P., counsel for the Buyer, dated as of the Closing Date and addressed to the Sellers, with respect to the matters identified on Exhibit 8.3(b);

                  (c) certificates dated as of a recent date from the Secretary of State of the State of Delaware to the effect that the Buyer is duly incorporated and in good standing in such State;

                  (1) certificates dated as of a recent date from the Secretary of State of the State of the Sub's organization to the effect that the Sub is duly incorporated and in good standing in such State;

                  (d) a copy of the Buyer's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of the State of Delaware;

                  (e) evidence, reasonably satisfactory to the Sellers, of the authority and incumbency of the persons acting on behalf of the Buyer in connection with the execution of any document delivered in connection with this Agreement;

                  (f) such other instruments and documents as the Sellers shall reasonably request not inconsistent with the provisions hereof; and

                  (g) a copy of the Sub's Articles of Incorporation including all amendments thereby certified by the Secretary of State of the State of Maryland.

       1.95 Approval of Legal Matters. The form of all certificates, instruments and documents to be executed or delivered by the Buyer to the Sellers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Sellers and their counsel, none of whose approval shall be unreasonably withheld or delayed.

       1.96 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

       1.97 Escrow Agreement. The Buyer and the Escrow Agent shall have duly executed and delivered the Escrow Agreement to the Sellers.

      8.7 HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods under the HSR Act shall have expired without any indication of the Antitrust Division or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

      8.8 ANCILLARY AGREEMENTS. All conditions to the Seller's (as defined in the Marco Real Property Purchase Agreement - Fairfax) obligations under the Marco Real Property Purchase Agreement - Fairfax shall have been satisfied or waived by such Seller and the closing under the Marco Real Property Purchase Agreement - Fairfax shall have occurred or shall be occurring contemporaneously with the Closing. All conditions to the Seller's (as defined in the OGTR Real Property Purchase Agreement) obligations to close under the OGTR Real Property Purchase Agreement shall have been satisfied or waived by such Seller and the closing under the OGTR Real Property Purchase Agreement shall have occurred or shall be occurring contemporaneously with the Closing.

      8.9   [INTENTIONALLY DELETED]

      8.10 EMPLOYMENT AGREEMENT. The Buyer shall have executed and delivered to John Jaffe the Employment Agreement.


                                   ARTICLE 9
 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, ETC.

       1.98 Survival. All statements contained in any Schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. The representations and warranties of the Sellers or the Buyer contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing for a period of two years with the exception of (i) the representations and warranties of the Sellers contained in Section 3.21, which shall survive the Closing for seven years except that, in the case of fraud, such representations and warranties shall survive indefinitely; (ii) the representations and warranties of the Sellers contained in Sections 3.22 and 3.36, which shall survive the Closing for a period of three years, and (iii) the representations and warranties of the Sellers contained in Sections 3.1 and 3.11, which shall survive the Closing indefinitely. As to each representation and warranty of the parties hereto, the date to which such representation and warranty shall survive is hereinafter referred to as the "SURVIVAL DATE".

       1.99 Agreement to Indemnify by the Sellers. Subject to the terms and conditions of this Article 9, the Sellers hereby, jointly and severally, agree to indemnify and save the Buyer, the Surviving Company, their respective shareholders, officers, directors and employees, and the successors and assigns of each of the foregoing (each, a "BUYER INDEMNITEE") harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees), suffered, sustained, incurred or required to be paid by any Buyer Indemnitee (collectively, "BUYER'S DAMAGES") arising out of, based upon, in connection with, or as a result of:

            (a) the untruth, inaccuracy or breach of any representation and warranty of the Sellers contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith, excluding any breach of representation and warranty contained in
Section 3.19; PROVIDED, HOWEVER, that with respect to the foregoing indemnification obligation of the Sellers contained in this Section 9.2(a), the Sellers shall not have any indemnification obligation until (and only to the extent that) Buyer's Damages in respect of all claims for indemnity pursuant to this Section 9.2(a) shall exceed a cumulative aggregate total of $150,000;

            (b) the untruth, inaccuracy or breach of any representation and warranty of the Sellers contained in or made pursuant to Section 3.19, including in any Schedule or certificate delivered hereunder in connection therewith;

            (c) the breach or nonfulfillment of any covenant or agreement of any Seller contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

            (d) any loss of life, injury to persons or property, or damage to natural resources caused by the actual, alleged, or threatened release, storage, transportation, treatment or generation, of Hazardous Materials generated, stored, used, disposed of, treated, handled or shipped by the Company on or before the Closing Date;

            (e) any cleanup of Hazardous Materials released, disposed of or discharged: (i) on, in, beneath or around to the Real Property prior to or on the date of the Closing; or (ii) at any other location if such substances were generated, used, stored, treated, transported or released by the Company prior to or on the Closing Date;

            (f) (i) all known or unknown environmental liabilities and claims of the Company or arising out of the ownership the Shares prior to the Closing, including, without limitation, the presence, release or threatened release of Hazardous Materials and any liabilities or obligations arising under any Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended; or (ii) any matter, item, circumstance or condition listed, contained or otherwise referred to on Schedules 3.36(d), 3.36(f), 3.36(j), 3.36(k), or 3.36(l);

            (g) any and all costs of installing pollution control equipment or other equipment to bring any of the Real Property into compliance with any Environmental Law if such equipment is installed because any of the Real Property was not in compliance with any Environmental Laws as of the date of the Closing;

            (h) any and all Taxes arising out of or based upon the Distributed Assets or the Distributed Liabilities or the distribution thereof as contemplated by Section 1.7; or

            (i) any actions, suits, claims, investigations or proceedings disclosed, or required to be disclosed, on Schedule 3.23.

1.100 Agreement to Indemnify by Buyer. Subject to the terms and conditions of this Article 9, the Buyer hereby agrees to indemnify and save the Sellers and their heirs and permitted assigns (each, a "SELLER INDEMNITEE") harmless from or against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Seller Indemnitee arising out of, based upon or in connection with or as a result of:

                  (a) the untruth, inaccuracy or breach of any representation and warranty of the Buyer contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith;

                  (b) the breach or nonfulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto; or

                  (c) any liabilities or obligations of the Company accrued or incurred after the Closing Date but only to the extent that Buyer is not entitled to indemnification from any of the persons or entities referred to in Section 7.8 with respect to such liabilities or obligations.

       1.101 Claims for Indemnification. No claim for indemnification with respect to a breach of a representation and warranty shall be made under this Agreement after the applicable Survival Date unless prior to such Survival Date the Buyer Indemnitee or the Seller Indemnitee, as the case may be, shall have given the Sellers or the Buyer, as the case may be, written notice of such claim for indemnification based upon actual loss sustained, or potential loss anticipated, as a result of the existence of any claim, demand, suit, or cause of action against such Buyer Indemnitee or Seller Indemnitee, as the case may be.

       1.102 Procedures Regarding Third Party Claims. The procedures to be followed by the Buyer and the Sellers with respect to indemnification hereunder regarding claims by third persons which could give rise to an indemnification obligation hereunder shall be as follows:

                  (a) Promptly after receipt by any Buyer Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any action or proceeding (including, without limitation, any notice relating to a tax audit) or the assertion of any claim by a third person which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the "INDEMNIFIED PARTY") shall give a written notice of such action, proceeding or claim to the party against whom indemnification pursuant hereto is sought (the "INDEMNIFYING PARTY"), setting forth in reasonable detail the nature of such action, proceeding or claim, including copies of any documents and written correspondence from such third person to such Indemnified Party.

                  (b) The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such action, proceeding or claim, and, if (i) the action, proceeding or claim involved seeks (and continues to seek) solely monetary damages, (ii) the Indemnifying Party confirms, in writing, its obligation hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety pursuant to Sections 9.2 or 9.3, as the case may be, and (iii) the Indemnifying Party shall have made provision which, in the reasonable judgment of the Indemnified Party, is adequate to satisfy any adverse judgment as a result of its indemnification obligation with respect to such action, proceeding or claim, then the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; PROVIDED, that such settlement is paid in full by the Indemnifying Party and will not have any direct or indirect continuing material adverse effect upon the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such action, proceeding or claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

                  (c) With respect to any action, proceeding or claim as to which (i) the Indemnifying Party does not have the right to assume the defense or (ii) the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party shall assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall be entitled to participate in the defense of such action, proceeding or claim, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under Sections 9.2 or 9.3, as the case may be. The Indemnified Party shall have full rights to dispose of such action, proceeding or claim and enter into any monetary compromise or settlement; PROVIDED, HOWEVER, in the event that the Indemnified Party shall settle or compromise any action, proceeding or claim for which indemnification is due under Sections 9.2 or 9.3, as the case may be, it shall act reasonably and in good faith in doing so.

                  (d) Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such action, proceeding or claim, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

       1.103 Effectiveness. The provisions of this Article 9 shall be effective upon consummation of the Closing, and prior to the Closing, shall have no force and effect.

       1.104 LIMITATIONS ON INDEMNITY. Notwithstanding any provision herein to the contrary:

           (1) The aggregate amount of liability for indemnification obligations under Section 9.2 for each of the Sellers shall not exceed an amount equal to the product of the Merger Consideration multiplied by his or her percentage equity ownership of the Company at the Closing.

           (2) Provided the transactions contemplated hereby are consummated, each Indemnified Party's rights under this Article 9 (as specifically limited hereby) shall be the exclusive means (other than with respect to fraud) by which such party shall seek money damages against another party in connection with the transactions contemplated hereby.

           (3) In the event a Buyer Indemnitee has a claim against a Seller Indemnitee hereunder, such Buyer Indemnitee shall first proceed against the Escrowed Shares, if any, held pursuant to the Escrow Agreement.

           (4) Indemnity obligations of the Sellers hereunder may, at their election, be satisfied through the payment of cash or the delivery of Common Stock. For purposes of calculating the value of Common Stock paid as contemplated under this Section 9.7(d), the value of a share of Common Stock shall be the Market Price as of the date of Closing for indemnity obligations of the Sellers which are satisfied during the period of "market protection" for Common Stock as provided pursuant to Section 1.2(f), after which time the value shall be the Market Price as of the date of such payment. Indemnity obligations of the Buyer shall be satisfied through the payment of cash.

           (5) Except as specifically set forth in this Agreement, no party shall be entitled to indemnity for claims or conditions which have been waived by such party. In the event that (i) the certificate referenced in Section 7.1, as delivered at Closing, accurately and comprehensively discloses any breach, as of the date of this Agreement, of any of the Sellers' representations and warranties contained herein and (ii) the Closing nonetheless occurs, Buyer shall be deemed to have waived its indemnification rights arising under Section 9.2(a) and 9.2(b) but only to the extent of the disclosure of such breach. In the event that (i) the certificate referenced in Section 8.1, as delivered at Closing, accurately and comprehensively discloses any breach, as of the date of this Agreement, of any of the Buyer's representations and warranties contained herein and (ii) the Closing nonetheless occurs, the Sellers shall be deemed to have waived their respective indemnification rights arising under Section 9.3(c) but only to the extent of the disclosure of such breach.

           (6) Upon making a claim for indemnification, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnified claim.


                                  ARTICLE 10
                                  TERMINATION

       1.105 Termination. Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

                  (a) By the written mutual consent of the Buyer and the Sellers;

                  (b) At any time prior to the Closing Date Deadline (as the same may have been extended pursuant to Article 2) by the Buyer or the Sellers, as the case may be, in the event of a material breach by the Sellers or the Buyer, respectively, as the case may be, of any of their or its, as the case may be, representations, warranties or covenants contained in this Agreement;

                  (c) At any time after the Closing Date Deadline (as the same may have been extended pursuant to Article 2), by written notice by the Buyer or the Sellers to the other party(ies) hereto if the Closing shall not have been completed on or before the Closing Date Deadline (as the same may have been extended pursuant to Article 2);

                  (d) By written notice by the Buyer to the Sellers' Agent if, after any initial HSR Act filing, the FTC makes a "second request" for information, or if the FTC or the Antitrust Division challenges the transactions contemplated hereby;

                  (e) By the Buyer, by written notice to the Sellers, in the event that approval by the Manufacturer is not received by the Closing Date Deadline (as the same may have been extended pursuant to Article 2);

                  (1) By the Buyer, by written notice to the Sellers, in the event that any Manufacturer (or any person claiming by, through or under any Manufacturer) shall exercise any right of first refusal, preemptive right or other similar right, with respect to the dealership business of the Company;

                  (2) By the Buyer (by written notice to the Sellers) or by the Sellers (by written notice to the Buyer), in the event that any of the following occur: (i) the Marco Real Property Purchase Agreement - Fairfax is terminated on or prior to the Closing; or (ii) the OGTR Real Property Purchase Agreement is terminated on or prior to the Closing; or

                  (f) By the Buyer (by written notice to the Sellers) or by the Sellers (by written notice to the Buyer) if either Buyer or the Sellers terminate the Asset Purchase Agreement pursuant to Section 10.13(a)(v) thereof.

PROVIDED, HOWEVER, no party may terminate this Agreement pursuant to Section 10.1(b) or (c) above if such party is in material breach of any representation, warranty or covenant of such party contained in this Agreement.

       1.106 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall, subject to
Section 1.10, be of no further force or effect; PROVIDED, HOWEVER, that any termination pursuant to Section 10.1 shall not relieve (i) the Buyer of any liability under Section 10.3 below, (ii) the Sellers of any liability under
Section 10.4 below, or (iii) except as provided in Section 10.5 below, any party hereto of any liability for breach of any representation and warranty, covenant or agreement hereunder occurring prior to such termination. In addition, in the event of any such termination, all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other entity to which made.

       1.107 Payment of Buyer's Termination Fee. If this Agreement is terminated by the Sellers pursuant to Section 10.1(c) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Buyer's material breach of its representations and warranties or its covenants or obligations under this Agreement, then the Buyer shall, within ten days after receipt by the Buyer of written notice from the Seller's Agent, promptly pay to the Sellers in immediately available funds, as liquidated damages for the loss of the transaction and not as a penalty, a termination fee of One Million Dollars ($1,000,000) (the "BUYER'S TERMINATION FEE"); PROVIDED, HOWEVER, that if the Sellers are paid the Buyer Termination Fee (as defined in the Asset Purchase Agreement) pursuant to the Asset Purchase Agreement, then the Sellers shall not be entitled to payment of the Buyer's Termination Fee hereunder.

       1.108 Payment of the Sellers' Termination Fee. If this Agreement is terminated by the Buyer pursuant to Section 10.1(c) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Sellers' material breach of any of their representations and warranties or any of their covenants or obligations under this Agreement, then the Sellers, jointly and severally, shall, within ten days after receipt by the Sellers' Agent of written notice by the Buyer, promptly pay to the Buyer in immediately available funds, as liquidated damages for the loss of the transaction and not as a penalty, a termination fee of One Million Dollars ($1,000,000) (the "SELLERS' TERMINATION FEE"); PROVIDED, HOWEVER, that if the Buyer is paid the Seller Termination Fee (as defined in the Asset Purchase Agreement) pursuant to the Asset Purchase Agreement, then the Buyer shall not be entitled to payment of the Sellers' Termination Fee hereunder.

       1.109 Termination Fees Exclusive Remedies for Damages. In the case of a termination of this Agreement pursuant to 10.1(c) above, the rights of the terminating party to be paid the Sellers' Termination Fee or the Buyer's Termination Fee, as the case may be, shall be such party's sole and exclusive remedies for damages; in the event of such termination by either party, such party shall have no right to equitable relief for any breach or alleged breach of this Agreement, other than for specific performance for the payment of the Sellers' Termination Fee or the Buyers' Termination Fee, as the case may be. Nothing contained in this Agreement shall prevent any party from electing not to exercise any right it may have to terminate this Agreement and, instead, seeking any equitable relief to which it would otherwise be entitled in the event of breach by any other party hereto.



                                  ARTICLE 11
                                 OTHER COVENANTS

       1.110 Certain Taxes and Expenses.

            (1) All sales, use, transfer, intangible, excise, documentary stamp, recording, gross income, gross receipts and other similar taxes or fees which may be due or payable in connection with the consummation of the transactions contemplated hereby shall be paid by the Sellers.

            (2) Except as otherwise herein provided, the Sellers and the Buyer shall be responsible for the payment of their respective fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby and shall not be liable to the other party or parties for the payment of any such fees, costs and expenses.

       1.111 Renovations.

            (1) DEVELOPMENT OF REAL PROPERTY. The Buyer acknowledges that, prior to the Closing, the Company plans to commence the renovation of certain improvements ("RENOVATIONS") located on the Real Property as described on the Schedule of Work attached hereto as Schedule 11.2 (the "SCHEDULE OF WORK"). The Sellers have delivered, or promptly after the date hereof will deliver, a complete set of plans and specifications (the "PLANS AND SPECIFICATIONS") for the Renovations. The Sellers shall cause the Plans and Specifications to be in full compliance with all laws, building codes, ordinances and statutes of the City and County in which the Real Property is located. The Sellers shall cause the Company to commence the Renovations in accordance with the Schedule of Work and the Plans and Specifications and diligently pursue the completion of the Renovations through Closing. The Sellers shall cause the Renovations to be constructed in accordance with the Plans and Specifications and all applicable laws, building codes, ordinances and statutes. The Sellers shall cause the Company to obtain all necessary building, land disturbing and other permits required by any applicable governmental agency to commence and complete the Renovations (collectively, the "PERMITS"). The Sellers have delivered, or will deliver, to Buyer a copy of all Permits obtained in connection with the Renovations. The Sellers shall cause the Company to construct the Renovations: (i) entirely on the Real Property and not encroach upon or overhang any easement, right-of-way or upon the land of others; and (ii) wholly within applicable building restriction and setback lines. The Sellers shall cause the Company to promptly correct any defects in the Renovations which are discovered during the construction of the Renovations.

            (2) COOPERATION WITH BUYER. Buyer may elect to inspect the Real Property and the Renovations from time to time and at all reasonable times during construction of the Renovations. The Sellers shall cause the Company to permit Buyer and its representatives and agents to enter upon the Real Property and to inspect the progress of the Renovations and the materials to be used in the construction thereof. The Sellers shall cause the Company to cooperate, and cause any contractor or sub-contractor to cooperate, with Buyer and its representatives and agents during such inspections.

            (3) APPROVALS REQUIRED OF BUYER. The Sellers shall cause the Company to provide Buyer with a reasonable opportunity to review and comment on the following documents prior to the finalization thereof: (i) the Plans and Specifications; (ii) the construction contract ("CONSTRUCTION CONTRACT") with the general contractor ("GENERAL CONTRACTOR") who will construct the Renovations; and (iii) any contracts ("CONTRACTS"), other than the Construction Contract, which relate to the construction of the Renovations. Neither the Sellers nor the Company may modify or amend the Plans and Specifications (as finally approved by the local authorities), the Construction Contract or the Contracts without the prior written consent of Buyer, which consent shall not be unreasonably withheld. The Sellers will cause the Company


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


to give reasonable consideration to Buyer's comments and suggestions.

            (4) PAYMENTS WITH RESPECT TO THE RENOVATIONS. The Sellers shall cause the Company to be responsible for: (i) all payments and advances, if any, with respect to the Construction Contract and the Contracts which are due and payable prior to the Closing; and (ii) all other costs and expenses associated with the Renovations which are due and payable prior to the Closing. Before any such payment or advance, if any, is made with respect to the Renovations, the Sellers shall advise the Buyer. If, prior to being advised of an intended payment, Buyer has requested any or all of the following, the Sellers, as appropriate, shall obtain same prior to making such payment or advance.

               (1) CERTIFICATES OF COMPLETION. An architect's and/or engineer's certificate of progress describing the nature and extent of all work done, including the state to which construction has progressed, and certification that all work has been done and materials installed in substantial compliance with the Plans and Specifications.

               (2) PROOF OF PAYMENT, LIEN WAIVERS, ETC. Proof as to payment of construction bills, lien waivers for work completed and paid for, statements showing itemization of present and prospective expenditures, a statement of items due and unpaid.

            (5) NO LIABILITY FOR INSPECTIONS AND APPROVALS. No inspection made or approval given by Buyer shall be deemed to impose upon Buyer any duty or obligation to correct any defects in the Plans and Specifications and/or the Renovations or to notify any person or entity with respect thereto. No liability shall be imposed upon Buyer or deemed or construed to arise by reason of any inspection of the Real Property or approval by Buyer. No warranties (either express or implied) are made by Buyer as to the quality or fitness of the Plans and Specifications and/or the Renovations.

            (6) INSURANCE. The Sellers shall cause the Company to maintain with respect to the Real Property the following insurance policies, copies of which the Sellers shall furnish to Buyer:

               (1) Insurance against loss or damage by fire and other casualties and hazards by insurance written on an "all risks" basis, including specifically windstorm and/or hail damage (and flood and earthquake coverage, where available), in an amount not less than the replacement cost thereof, naming Buyer as an additional insured.

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



               (2) Liability insurance providing coverage in such amount as Buyer may require but in no event less than $3,000,000 combined single limit, naming Buyer as an additional insured.

            (7) CLOSING DELIVERIES. At the Closing, the Sellers shall deliver to
Buyer:

               (1) ASSIGNMENT OF CONTRACTS. An assignment to Buyer of all of the rights, title and interest of Marco LP and OGTR II LP in and to: (A) the Construction Contract; (B) all Contracts to which Buyer consents; (C) the Permits; and (D) the Renovations.

               (2) ESTOPPEL CERTIFICATES. An estoppel certificate executed by the General Contractor and any sub-contractor with which any of Sellers or the Company have contracted stating: (A) that the Construction Contract or Contract (as the case may be) to which they are a party is in full force and effect and neither party (including the Sellers or the Company) is in default thereunder;
(B) the amount that has been paid by any of Sellers or the Company under such contract; (C) that such contract is current, with no payments outstanding beyond the due date on any uncontested amount due; (D) the amount and a brief description of any contested matters; and (E) the amount (or if unavailable an estimate of the amount) which will be payable upon completion of the work done pursuant to such contract.

               (3) OWNER'S AFFIDAVIT/LIEN WAIVERS. An affidavit of Marco LP and OGTR II LP stating that all contractors have been paid any uncontested amounts due to them and the amount and a brief description of any contested matters and an affidavit/lien waiver from the General Contractor with respect to payments received.

       1.112 Deferred Compensation and Stockholder Agreements. At or prior to Closing, (a) the Company and appropriate Sellers shall terminate the Deferred Compensation Agreement, (b) each Seller shall waive all rights he or she has arising under or with respect to the Deferred Compensation Agreements and (c) the Company and the Sellers shall terminate, and release all parties from any obligations with respect to, the Stockholder Agreements.

       1.113 Profit Sharing Plan. The profit sharing plan in which the Company participates is maintained by MIC. The Sellers will take the necessary action to cause a partial termination of the MIC plan and distribution of assets pursuant to Section 401(k)(10) of the Code with respect to the employees of the Company. The Buyer shall not assume any sponsorship of the profit sharing plan, nor shall any contributions be made to the plan with respect to compensation earned on or after the Closing.


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


       1.114 Asset Purchase Agreement. Although the transactions contemplated hereby are not subject to the consummation of the transactions contemplated by the Asset Purchase Agreement, the parties hereto nonetheless fully intend and, to the extent practicable, will coordinate the consummation of the transactions contemplated hereby with the consummation of the transactions contemplated by the Asset Purchase Agreement in such a manner as to close both transactions on the same date.


                                  ARTICLE 12
                                 MISCELLANEOUS

       1.115 Certain Tax Returns. The Sellers shall cooperate with and provide assistance to the Buyer and the Surviving Company in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Surviving Company and to periods prior to Closing but which are not required to be filed until after the Closing.

       1.116 Parties in Interest; No Third-Party Beneficiaries. Subject to
Section 12.4, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of the Company or the Buyer, or any other person, firm, corporation or legal entity, other than the parties hereto and their respective heirs, successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

       1.117 Entire Agreement; Amendments. This Agreement (including all Exhibits and Schedules hereto which Exhibits and Schedules are hereby incorporated herein by this reference) and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties hereto with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto. Unless expressly stated herein to the contrary, any reference herein to (a) a Section or Article shall refer to a Section or Article hereof, respectively, and (b) a Schedule or Exhibit shall refer to a Schedule or Exhibit hereto, respectively.

       1.118 Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, the Buyer may, without the consent of the other parties, assign its rights and obligations hereunder to

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


any Affiliate of the Buyer presently existing or hereafter formed and to any person or entity that shall acquire all or substantially all of the assets of the Buyer or the Surviving Company (including any such acquisition by merger or consolidation); PROVIDED, FURTHER, that no such assignment shall release the Buyer from its obligations hereunder without the consent of the Sellers. Nothing contained in this Agreement shall prohibit its assignment by the Buyer as collateral security and the Sellers hereby agree to execute any acknowledgment of such assignment by the Buyer as may be required by any lender to the Buyer.

       1.119 Remedies. Except as expressly provided in this Agreement to the contrary, each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.

       1.120 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       1.121 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally, sent by telecopier or sent by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally for next business day delivery, or when telecopier receipt is acknowledged or one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

                     If to the Buyer, to:

                        Sonic Automotive, Inc.
                        5401 E. Independence Boulevard
                        Charlotte, North Carolina 28212
                        Attention: Theodore M. Wright, Chief Financial Officer Telecopier No.: (704) 536-5116

                     With a copy to:

                        Parker, Poe, Adams & Bernstein L.L.P.
                        2500 Charlotte Plaza
                        Charlotte, North Carolina 28244
                        Attention:  John R. Hairr III
                        Telecopier No.: (704) 334-4706


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


                     If to the Sellers or the Company, to the Sellers' Agent at:

                        Personal and Confidential
                        Mr. Joseph Herson
                        Manhattan Auto, Inc.
                        11617 Old Georgetown Road
                        Rockville, MD 20852
                        Telecopier No.: (301) 881-3038

                     With a copy to:

                        Whiteford, Taylor & Preston, L.L.P.
                        1025 Connecticut Avenue, N.W. #400
                        Washington, D.C. 20036-5405
                        Attn: Glenn R. Bonard
                        Telecopier No.: (202) 331-0573

       1.122 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

       1.123 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without giving effect to its rules governing conflict of laws.

       1.124 Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other party of such provision or any other provision of this Agreement.

       1.125 Severability. In the event that any provision, or part thereof, in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

       1.126 Knowledge. Whenever any representation or warranty of any Seller contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of such Seller, (i) such knowledge shall be deemed to include (A) the best actual knowledge, information and belief of such Seller and (B) any information which such Seller would reasonably be expected to be aware of in the prudent discharge of his or her duties in the ordinary course of business (including consultation with legal counsel) on behalf of the Company, and (ii) the knowledge of any Seller shall be deemed to be the knowledge of all of the Sellers.


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



       1.127 Jurisdiction; Arbitration.

                  (a) Subject to the other provisions of this Section 12.13, any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of North Carolina, and, by execution and delivery of this Agreement, each party hereto (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

                  (b) Any dispute, claim or controversy arising out of or relating to this Agreement (except for accounting matters provided for in Section 1.2(e) hereto), or the interpretation or breach hereof (including, without limitation, any of the foregoing based upon a claim to any termination fee hereunder), shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA RULES") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three (3) arbitrators, one of whom shall be appointed by each party hereto within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator (who shall not be currently nor have been during the last ten years living in, or practicing his or her profession from a base in, North Carolina) within thirty (30) days after their appointment; PROVIDED, HOWEVER, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within 30 days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Charlotte, North Carolina. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).



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

                  (c) Nothing contained in this Section 12.13 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.




                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


















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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered on the date first above written.

                              SONIC AUTOMOTIVE, INC.



                              By: /s/ O. Bruton Smith
                                 ----------------------------------------------
                                    Name: O. Bruton Smith
                                    Title: Chief Executive Officer


                              MANHATTAN AUTO, INC.



                              By: /s/ Joseph Herson
                                  ---------------------------------------------
                          Name: Joseph Herson
                                ------------------------
                         Title: President
                                ------------------------

                           /s/ Joseph Herson
                           ----------------------------------------------------
                               Joseph Herson

                           /s/ Mollye Mills
                           ----------------------------------------------------
                               Mollye Mills

                           /s/ John Jaffe
                           ---------------------------------------------------
                               John Jaffe

                           /s/ Richard Mills
                           ---------------------------------------------------
                               Richard Mills






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